                              GOLDEN SYSTEMS, INC.


             PRELIMINARY PROXY MATERIAL, AS FILED ON APRIL 1, 1997

                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                             (Amendment No.      )

Filed by the Registrant   [ X ]
Filed by a Party other than the Registrant   [   ]

Check the appropriate box:
[ X ]      Preliminary Proxy Statement
[   ]      Confidential, for Use of the Commission Only (as permitted by Rule
           14a-6(e)(2))
[   ]      Definitive Proxy Statement
[   ]      Definitive Additional Materials
[   ]      Soliciting Material Pursuant to Section  240.14a-11(c) or Section
           240.14a-12

                              GOLDEN SYSTEMS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

  1)    Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

  2)    Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:*

        ------------------------------------------------------------------------

  4)    Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

  5)    Total fee paid:

        ------------------------------------------------------------------------

[   ]      Fee paid previously with preliminary materials.

  * Set forth the amount on which the filing fee is calculated and state how it was determined.

[   ]      Check box if any part of the fee is offset as provided by Exchange
           Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)    Amount Previously Paid:

        ------------------------------------------------------------------------

  2)    Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

  3)    Filing Party:

        ------------------------------------------------------------------------

  4)    Date Filed:

        ------------------------------------------------------------------------

                              GOLDEN SYSTEMS, INC.
                               2125-C Madera Road
                         Simi Valley, California 93065

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 4, 1997



TO THE SHAREHOLDERS OF GOLDEN SYSTEMS, INC.

         The 1996 Annual Meeting of Shareholders (the "1996 Annual Meeting") of Golden Systems, Inc. (the "Company") will be held at 10:00 a.m., Pacific Time, on Wednesday, June 4, 1997 at the Clarion Hotel, 1775 Madera Road, Simi Valley, California 93065, for the following purposes:

         1. To elect five Directors of the Company to serve during the ensuing year and until their successors are elected and qualified.

         2.      To approve the proposed Recapitalization Plan.

         3. To approve an amendment to Article 3 of the Company's Articles of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue by 44,000,000 shares to 50,000,000 shares.

         4. To approve an amendment to the Company's Articles of Incorporation to change the name of the Company to Cortech Systems, Inc.

         5.      To approve the adoption of the Company's 1997 Stock Option
                 Plan.

         6. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 1997.

         7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only the shareholders of record at the close of business on April 18, 1997, will be entitled to notice of and to vote at the 1996 Annual Meeting or any adjournment or postponement thereof.

         A copy of the Company's Annual Report to Shareholders for the fiscal year ended March 31, 1996 is being mailed with this Notice but is not to be considered part of the proxy soliciting material.


                                     By Order of the Board of Directors


                                     J.L. TANDON
                                     Chief Executive Officer,
                                     Chief Financial Officer and Secretary

April 18, 1997
Simi Valley, California

         YOU ARE URGED TO VOTE UPON THE MATTERS PRESENTED AND TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE MEETING. PROXIES ARE REVOCABLE AT ANY TIME AND THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

         REQUESTS FOR ADDITIONAL COPIES OF PROXY MATERIALS SHOULD BE ADDRESSED TO J.L. TANDON, CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND SECRETARY, AT THE OFFICES OF THE COMPANY, 2125-C MADERA ROAD, SIMI VALLEY, CALIFORNIA 93065.

                              GOLDEN SYSTEMS, INC.
                               2125-C MADERA ROAD
                         SIMI VALLEY, CALIFORNIA 93065


                                PROXY STATEMENT
                      1996 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 4, 1997

                            ------------------------

                              GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Golden Systems, Inc., a California corporation (the "Company"), for use at the 1996 Annual Meeting of Shareholders (the "1996 Annual Meeting") to be held on June 4, 1997 at 10:00 a.m., Pacific Time, at the Clarion Hotel, 1775 Madera Road, Simi Valley, California 93065, and any adjournment or postponement thereof. This Proxy Statement and the form of proxy to be utilized at the 1996 Annual Meeting were mailed or delivered to the shareholders of the Company on or about April 18, 1997.

MATTERS TO BE CONSIDERED

         The 1996 Annual Meeting has been called to (1) elect five Directors of the Company to serve during the ensuing year and until their successors are elected and qualified, (2) approve the proposed Recapitalization Plan, (3) approve an amendment to Article 3 of the Company's Articles of Incorporation to increase the number of shares of common stock, no par value per share ("Common Stock"), that the Company is authorized to issue by 44,000,000 shares to 50,000,000 shares, (4) approve an amendment to the Articles of Incorporation to change the name of the Company to Cortech Systems, Inc., (5) approve the adoption of the Company's 1997 Stock Option Plan, (6) ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending March 31, 1997 ("fiscal 1997"), and (7) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE AND VOTING

         The Board has fixed the close of business on April 18, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to vote at the 1996 Annual Meeting and any adjournment or postponement thereof. As of the Record Date, there were outstanding 4,449,998 shares of the Company's Common Stock.

QUORUM AND VOTING REQUIREMENTS

         The holders of record of a majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the 1996 Annual Meeting. As to all matters, except the election of Directors, each shareholder is entitled to one vote for each share of Common Stock held.

         Upon the request of any person entitled to vote, each holder of Common Stock entitled to vote in the election of Directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes for any candidate unless, pursuant to the Bylaws of the Company, the candidate's name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of such shareholder's intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for such candidates in nomination.





                                       2.

         All proxies properly completed, signed and returned prior to the 1996 Annual Meeting will be voted. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to any such proposals, the proxy will be voted in accordance with the recommendations of the Board of Directors. Any proxy given by a shareholder may be revoked at any time before it is exercised, by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy bearing a later date or by the shareholder attending the 1996 Annual Meeting and expressing a desire to vote his or her shares in person.

VOTE REQUIRED

         With respect to "Proposal No. 1--Election of Directors," the five Director nominees who receive the greatest number of votes at the 1996 Annual Meeting will be elected to the Board of the Company. Shareholders may cumulate their votes for one or more candidates in the manner and upon satisfaction of the conditions described in this Proxy Statement. Abstentions and votes against a candidate shall have no effect on voting for election of directors.

         Approval of "Proposal No. 2--Approval of Recapitalization Plan" requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at a meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). Abstentions will have no effect. A condition to the Recapitalization Plan (as defined below) is that Proposal No. 2 is approved in the manner described above and that the holders of a majority of the outstanding shares of Common Stock be voted in favor of Proposal No. 3. See "Proposal No. 3--Approval of Amendment to Articles of Incorporation to Increase Number of Authorized Shares."

         Approval of "Proposal No. 3--Approval of Amendment to Articles of Incorporation to Increase Number of Authorized Shares" requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Abstentions will have the effect of a negative vote. A condition to the Recapitalization Plan is that Proposal No. 3 is approved in the manner described above and that the holders of a majority of the shares of Common Stock represented and voting at the 1996 Annual Meeting be voted in favor of Proposal No. 2. See "Proposal No. 2--Description of Recapitalization Plan."

         Approval of "Proposal No. 4--Approval of Amendment to Articles of Incorporation to Change the Name of the Company" requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Abstentions will have the effect of a negative vote.

         Approval of "Proposal No. 5--Approval of the 1997 Stock Option Plan" requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the 1996 Annual Meeting. Abstentions will have no effect.

         Approval of "Proposal No. 6--Ratification of the Appointment of Arthur Andersen LLP as Independent Accountants" requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the 1996 Annual Meeting. Abstentions will have no effect.

EFFECT OF BROKER NON-VOTES

         "Broker Non-Votes" occur when a broker holding shares of Common Stock in street name withholds its vote on certain "non-routine" matters because the broker has not received instructions from the beneficial owner of those shares and does not have discretionary authority to vote on such non-routine matters without specific instructions. Brokers holding shares in street name must receive specific instructions from the beneficial owners in order to have the authority to vote, in person or by proxy, on certain non-routine matters. When a beneficial owner does not give specific instructions to the broker, the broker, as the holder of record, is entitled to vote only on "routine" matters and must withhold its votes as to any "non-routine" matters. Where a proxy solicitation includes a non-routine proposal and the broker does not receive specific instructions from the beneficial owner, the resulting proxy is considered a "limited proxy." Shares represented by limited proxies are considered present for quorum purposes,





                                       3.

but are not considered present for purposes of determining the total number of shares with voting power present with regard to a non-routine proposal. The resulting Broker Non-Vote of such a limited proxy will be treated as an abstention on such non-routine proposal.

         Each of "Proposal No. 2--Approval of Recapitalization Plan," "Proposal No. 3--Approval of Amendment to Articles of Incorporation to Increase Number of Authorized Shares," "Proposal No. 4--Approval of Amendment to Articles of Incorporation to Change the Name of the Company," and "Proposal No. 5--Approval of the 1997 Stock Option Plan" is a non-routine proposal. Approval of Proposals No. 2 and No. 5 requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the meeting.
A limited proxy as to Proposals No. 2 and No. 5 will be treated as an abstention and will have no effect. Approval of Proposals No. 3 and No. 4 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. The effect of a limited proxy will be that Broker Non-Votes will be treated as votes against each of Proposals No. 3 and No. 4. "Proposal No. 1--Election of Directors" and "Proposal No. 6--Ratification of the Appointment of Arthur Andersen LLP as Independent Accountants" are "routine" matters upon which brokers holding shares in street name can cast votes with or without specific instructions from the beneficial holders of those shares. Shares held by brokers thus will be counted as present and voting for purposes of determining whether Proposals No. 1 and No. 6 have been approved.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's capital stock as of March 3, 1997 by (i) each person who is known by the Company to be the beneficial owner of more than 5% of any class of the Company's capital stock, (ii) each Director, nominee and certain executive officers of the Company, individually, and (iii) all Directors and executive officers as a group:

                                                          AMOUNT
                        NAME OF                        BENEFICIALLY    PERCENT
                  BENEFICIAL OWNER(1)                      OWNED      OF CLASS
--------------------------------------------------------------------------------
J.L. Tandon(2) .......................................   1,426,666(3)  32.1%(3)

Clady(4) .............................................   1,275,000     28.7

Hathaway & Associates, Ltd.(5) .......................     283,400      6.4

D.L. Tandon(6) .......................................     141,666      3.2

M.L. Tandon(7) .......................................           0      0.0

S.L.Tandon(7) ........................................     141,666      3.2

Norman A. Barkeley(8) ................................      12,000      *

R.D. Middlebrook, Ph.D.(9) ...........................      24,000      *

Robert Sherburne(9) ..................................      18,000      *

Harvey A. Marsh ......................................           0      0.0

All executive officers and directors as a group ......   1,480,666     32.9%
----------------

*        Less than one percent

(1) Except as otherwise indicated below, the persons named have sole voting power and investment power with respect to all shares of capital stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) The address for J.L. Tandon is 2125-C Madera Road, Simi Valley, California 93065.





                                       4.

(3) Includes 1,275,000 shares owned by Clady International Corporation, a Panamanian corporation ("Clady"), of which J.L. Tandon is the President.
(4) The address for Clady is c/o J.L. Tandon, 2125-C Madera Road, Simi Valley, California 93065.
(5) The address for Hathaway & Associates, Ltd. is 119 Rowayton Ave., Rowayton, Connecticut 06853.
(6) D. L. Tandon is an officer and director of Clady. He expressly disclaims beneficial ownership of any shares owned by Clady for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act").
(7) M.L. Tandon and S. L. Tandon expressly disclaim beneficial ownership of any shares owned by Clady for the purposes of Section 13(d) and 13(g) under the Exchange Act.
(8) Includes 12,000 shares issuable upon exercise of stock options exercisable within sixty days of March 3, 1997.
(9) Includes 18,000 shares issuable upon exercise of stock options exercisable within sixty days of March 3, 1997.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         As of March 31, 1996, Eastern Peripherals, a Tandon family affiliated company, which has purchased power supplies from Ultra Tek Devices Private Limited ("Ultra Tek"), the Company's manufacturing subsidiary in Bombay, India, and incurred charges for the sharing of common expenses, owed Ultra Tek $423,000. As of March 31, 1995, Eastern Peripherals owed Ultra Tek $519,000.

         R.D. Middlebrook, Ph.D. and Robert Sherburne were granted options to purchase 5,000 shares of Common Stock each in August 1995 pursuant to formula grant provisions, applicable to non-employee directors, of the 1994 Amended and Restated Stock Option Plan (the "1994 Plan"). Norman Barkeley was granted an option to purchase 20,000 shares of Common Stock, consistent with the 1994 Plan formula grant provisions, effective upon his appointment to the Board of Directors in April 1995. All of these grants were at the fair market value of the Common Stock at the time of the grants and vest in five equal annual installments beginning on the date of grant.


                      PROPOSAL 1 -- ELECTION OF DIRECTORS

         Five Directors are to be elected at the 1996 Annual Meeting to serve until the next Annual Meeting of shareholders and until their respective successors have been elected and qualified. In the absence of instructions to the contrary, proxies covering shares of Common Stock will be voted in favor of the election of the persons listed below. In the event that any nominee for election as Director should become unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Company. Management has no present knowledge that any of the persons named will be unavailable to serve.

         No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a Director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of the Company except that nominee J.L. Tandon is the brother of M.L. Tandon, Chairman of the Board of Directors of Ultra Tek, the Company's manufacturing subsidiary in Bombay, India.

         The terms of the Recapitalization Plan (discussed in "Proposal 2" below) would result in the Tandon family owning approximately 77.3% of the Company's outstanding Common Stock. This would give the Tandon family the ability to elect a majority of the Board. In addition, as part of the Recapitalization Plan, the Company would agree to nominate a sufficient number of candidates designated by the Tandon family such that the Tandon nominees, including J.L. Tandon who presently serves on the Board, would constitute a majority of the Board. J.L. Tandon has informed the Company that the Tandon family has no present intention of naming any Director candidates as designees of the Tandon family, should the Recapitalization Plan be approved.





                                       5.

INFORMATION CONCERNING INCUMBENT DIRECTORS AND NOMINEES TO BOARD OF DIRECTORS

         Information is set forth below concerning the incumbent Directors, all of whom are also nominees for election as Directors, and the year in which each Director was first elected as a Director of the Company. Each nominee has furnished the information as to his beneficial ownership of Common Stock as of March 3, 1997 and, if not employed by the Company, the nominee's principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for Director and has agreed to serve as a Director if elected.

                                                                        DIRECTOR
DIRECTOR NAME              AGE          POSITION WITH THE COMPANY          SINCE
-------------              ---          -------------------------         -----
J.L. Tandon                47   Chief Executive Officer, Chief Financial  1991
                                Officer, Secretary and Director

Norman Barkeley(1)         67   Director                                  1995

R.D. Middlebrook, Ph.D.(1) 67   Director                                  1993

Robert Sherburne(1)        76   Director                                  1993

Harvey A. Marsh            58   Nominee for Director                       --
---------------

(1) Member of the Audit Committee, Compensation Committee, Subsidiary Securities Committee and Independent Directors Committee.

         J.L. Tandon has been Chief Executive Officer and a director of the Company since February 1991 and served as President from February 1991 to April 1995. On October 11, 1996, J.L. Tandon was elected Chief Financial Officer of the Company. From December 1978 to July 1993, J.L. Tandon was President of Tandon Associates, an affiliate of the Company. From March 1992 to August 1993, J.L. Tandon was President of Tantec, Inc., an affiliated company. From 1983 to present, J.L. Tandon has been President and a director of Clady, Fairplay and Lunenburg S. A., all affiliated companies. M.L. Tandon, Chairman of the Board and Managing Director of Ultra Tek, is J.L. Tandon's brother.

         Norman A. Barkeley joined the Company as director in April 1995. From 1988 to present, Mr. Barkeley has been Chairman and Chief Executive Officer of Ducommun Incorporated. Prior to 1988, Mr. Barkeley was an executive at Lear Siegler, Inc. for over thirty years, holding positions including Chairman and Chief Executive Officer. Mr. Barkeley is also a director of Dames & Moore, Inc., RHR International Company and Technetics Corp.

         R. D. Middlebrook, Ph.D. joined the Company as a director in August 1993. From 1955 to present, Dr. Middlebrook has been a Professor of Electrical Engineering at the California Institute of Technology.

         Robert Sherburne joined the Company as a director in August 1993. From January 1992 to present, Mr. Sherburne has been a merger and acquisition consultant. From November 1990 to December 1991, Mr. Sherburne was the Chairman of the Board of Everest & Jennings International and served as a director until November 1996. From June 1987 to October 1990, Mr. Sherburne was the Chairman of the Board of Guardian X-Ray Services.

         Mr. Harvey A. Marsh has been a financial consultant to the Company since October 1996 to the present. From 1989 to 1996, Mr. Marsh was the Chief Financial Officer for various non-profit healthcare organizations, including Saint John's Medical Center and Childrens Hospital Los Angeles. Prior to 1989, Mr. Marsh was an executive at Lear Siegler, Inc. for approximately 13 years where the last position he held was Vice President, Controller.





                                       6.

                             THE BOARD OF DIRECTORS

COMMITTEES

         The standing committees of the Board are the Audit Committee (the "Audit Committee"), the Compensation Committee (the "Compensation Committee"), the Subsidiary Securities Committee (the "Securities Committee") and the Independent Directors Committee (the "Independent Directors Committee"). The Company does not have a standing nominating committee or any committee performing the functions thereof. The Audit Committee, the Compensation Committee, the Securities Committee and the Independent Directors Committee each presently consist of Messrs. Barkeley, Middlebrook and Sherburne. The Audit Committee met once during the fiscal year ended March 31, 1996 ("fiscal 1996"). The Compensation Committee met once during fiscal 1996. The Securities Committee did not meet during fiscal 1996. The Independent Directors Committee met once during fiscal 1996 and four times in fiscal 1997.

         The Audit Committee recommends to the Board the engagement or discharge of the Company's independent auditors; reviews with the independent auditors the scope, timing and plan for the annual audit, any non-audit services and the fees for audit and other services; reviews outstanding accounting and auditing issues with the independent auditors; and supervises or conducts such additional projects as may be relevant to its duties. The Audit Committee is also responsible for reviewing and making recommendations with respect to the Company's financial condition, its financial controls and accounting practices and procedures.

         The Compensation Committee establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for executive officers, and administers the 1994 Stock Option Plan. See "Report of the Compensation Committee of the Board of Directors."

         The Securities Committee is responsible for the oversight of the 820,000 ten-year preference shares issued by Ultra Tek. The approval of the Securities Committee is required for any redemption of such preference shares. It is not anticipated that the Securities Committee will meet at any time unless issues arise with regard to the preference shares issued by Ultra Tek.

         In February 1996, an Independent Directors Committee consisting of the outside directors was established to provide a disinterested review and approval structure for any material transaction involving a business combination, or investment in or refinancing of the Company.

MEETINGS AND REMUNERATION

         During fiscal 1996, the Board held eight meetings and took various actions by written consent. Each incumbent Director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board in fiscal 1996 and (ii) the total number of meetings held by all committees of the Board during that period for which he was a Director or member of such committee of the Board.

         Each outside director receives $1,500 for each board meeting attended and $1,000 for each committee meeting attended; provided, however, that if two committee meetings are held on the same day, outside directors in attendance receive only $1,000. In August 1993, the Board of Directors established an Audit Committee, a Compensation Committee and a Subsidiary Securities Committee, each comprised of the outside directors. In February 1996, an Independent Directors Committee consisting of the outside directors was established to provide a disinterested review and approval structure for any material transaction involving a business combination, or investment in or refinancing of the Company. In September 1993, the Board of Directors granted each outside director an option to purchase 20,000 shares of Common Stock at the initial offering price to the public of $7.00. The Company's policy is to issue its outside directors options to purchase 20,000 shares upon election to the Board and options to purchase 5,000 additional shares after each two years of subsequent service. A proposal to adopt a formula grant amendment to the Company's 1994 Stock Option Plan implementing this policy was approved by the Company's shareholders at the 1995 Annual Shareholders' Meeting. All such grants are at fair market value at the time of the grant. See "Certain Relationships and Related Party Transactions."





                                       7.

             EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

         Set forth in the table below are the names, ages and current offices held by all executive officers of the Company.

                                                                                   EXECUTIVE OFFICER
         NAME             AGE                POSITION WITH THE COMPANY                     SINCE
         ----             ---                -------------------------             -------------------
 J.L. Tandon              47     Chief Executive Officer, Chief Financial          February 1991
                                 Officer, Secretary and Director
 M.L. Tandon(1)           55     Chairman of the Board of Directors and Managing   August 1993
                                 Director of Ultra Tek, the manufacturing
                                 subsidiary of the Company
 Prakash Thanky(2)        46     President                                         July 1996
----------------

(1) Mr. M.L. Tandon served as an executive officer of Ultra Tek prior to its being acquired by the Company in August 1993.
(2) Mr. Prakash Thanky replaced Michael D. Thomas who acted as the President, Chief Operating Officer, Chief Financial Officer, Secretary and Director of the Company from April 1995 to July 1996 when he resigned. In addition, David B. Barton, who was Senior Vice President for Sales & Marketing, resigned in July 1996.

         Executive officers of the Company are elected by and serve at the discretion of the Board. No arrangement exists between any officer and any other person or persons pursuant to which any executive officer was or is to be selected as an executive officer. None of the executive officers has any family relationship to any nominee for Director or to any other executive officer of the Company except that J.L. Tandon and M.L. Tandon are brothers. Set forth below is a brief description of the business experience for the previous five years of all executive officers except Mr. J.L. Tandon. See "Information Concerning Incumbent Directors and Nominees to Board of Directors" for information on Mr. J.L. Tandon.

         M.L. Tandon served as a director of the Company from August 1993 through April 1995. M.L. Tandon has been a director of Ultra Tek, a subsidiary of the Company, since October 1985, and was elected Chairman of the Board of Ultra Tek in August 1993. From June 1988 to the present, M.L. Tandon has been Managing Director of Ultra Tek. M.L. Tandon was Managing Director of Eastern Peripherals from September 1984 to May 1993. M.L. Tandon was Managing Director of Tandon Motors P. Ltd., an affiliated company, from June 1982 to August 1989. M.L. Tandon is J.L. Tandon's brother.

         Prakash Thanky became the President of the Company on July 1, 1996, after having served as President of Magnum Power Solutions, Inc., an affiliated company of Magnum Power PLC, from August 1994 to June 1996. In January 1993, Mr. Thanky founded Logicom, a manufacturer's representative for technical companies, and served as its President until June 1996. Mr. Thanky was a co-founder and partner at Quad States Sales & Marketing, also a manufacturer's representative, from January 1989 to December 1992. His prior experience includes executive positions in sales at Advanced Micro Devices and Hewlett Packard.

COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company paid or accrued by the Company to the President and Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company for each of the fiscal years in the three year period ended March 31, 1996:





                                       8.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                                                                ----------------------
                                           ANNUAL COMPENSATION                    AWARDS            PAYOUTS
                                    -----------------------------------   -----------------------   -------

                                                                                       SECURITIES
                                                                          RESTRICTED   UNDERLYING
                                                           OTHER ANNUAL     STOCK       OPTIONS/      LTIP       ALL OTHER
    NAME AND PRINCIPAL              SALARY         BONUS   COMPENSATION     AWARDS        SARS      PAYOUTS    COMPENSATIONS
        POSITIONS           YEAR    (1) ($)         ($)      (2) ($)         ($)           (#)        ($)           ($)
--------------------------  ----    -------         ---      -------         ---           ---      -------         ---
J.L. Tandon                 1996    198,000         0        22,269          0            ---         0             0
  President and Chief       1995    198,000         0        12,580          0            ---         0             0
  Executive Officer         1994    198,000         0        23,500          0            ---         0             0

David B. Barton(3)          1996    124,383         0          0             0            ---         0             0
  Senior Vice President     1995    116,650         0          0             0            ---         0             0
  Worldwide Sales and       1994     96,300       36,350       0            ---          10,000      ---           ---
  Marketing

Michael D. Thomas(3)        1996    194,231         0         5,964          0          100,000       0            ---
  President, Chief
  Operating Officer and
  Chief Financial Officer
----------------

(1) Includes compensation deferred at the officer's election. No compensation has been deferred at the election of David B. Barton. J.L. Tandon has deferred compensation of $66,345 and Michael D. Thomas has deferred compensation of $50,000 for fiscal year 1996.
(2) Represents supplemental income, such as automobile allowance, club dues and payments made toward medical and group life insurance on behalf of executive officers.
(3)      Messrs. Barton and Thomas resigned from the Company in July 1996.

EMPLOYMENT AGREEMENT

         In April 1995, the Company hired Michael D. Thomas as President, Chief Operating Officer, Chief Financial Officer, and Secretary at an annual salary of $150,000 pursuant to a letter agreement. Additionally, the Company granted Mr. Thomas an option to purchase 100,000 shares of Common Stock which was to vest over five years and had a ten-year term. This option expired by its terms in October 1996 as a result of Mr. Thomas' resignation from the Company in July 1996. The Company also agreed to grant Mr. Thomas an additional option to purchase 50,000 shares of Common Stock which would vest and become exercisable in the event that the Company's fiscal year 1996 performance substantively conformed to a financial and cash management plan prepared by Mr. Thomas and approved by the Board of Directors. However, these performance targets were not met and consequently, Mr. Thomas' option to purchase 50,000 shares did not vest.

         Mr. Thomas' letter agreement called for him to receive deferred compensation in the amount of $50,000 at the end of each fiscal year that he remained an executive of the Company. Mr. Thomas also was entitled to an annual bonus, not to exceed $50,000, if the Company had met certain sales and profitability targets. Those targets were not met for fiscal year 1996 and no bonus was paid. Mr. Thomas' letter agreement with the Company terminated when he resigned from the Company in July 1996. He received six months of severance pay and the pro rata portion of his deferred compensation.

CHANGE IN CONTROL ARRANGEMENTS

         Under his letter agreement with the Company, Mr. Thomas was entitled to treat a termination of his employment in connection with a change in control of the Company as a termination without cause. His letter agreement terminated upon his resignation in July 1996.

         Under the terms of the Company's 1994 Stock Option Plan, upon a change in control or liquidation of the Company, the Compensation Committee, in its discretion, may allow each person holding an option (who did not





                                       9.

receive a replacement stock option from the Company's successor entity) to exercise that option without regard to its vesting provisions.

1994 STOCK OPTION PLAN

         Key employees, including Directors who are key employees, who are chosen by the Compensation Committee are eligible to participate in the 1994 Plan. Messrs. J.L. Tandon and M.L. Tandon have agreed that they will not be eligible to receive grants of options under the 1994 Plan.

         The following table sets forth information concerning options granted to each of the executive officers named in the "Summary Compensation Table" during fiscal 1996.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                              -----------------------------------------------------       VALUE AT ASSUMED
                               NUMBER OF       % OF TOTAL                               ARRIVAL RATES OF STOCK
                               SECURITIES     OPTIONS/SARS    EXERCISE                PRICE APPRECIATION FOR
                              UNDERLYING      GRANTED TO      OR BASE                       OPTION TERM(3)
                              OPTIONS/SARS    EMPLOYEES IN      PRICE    EXPIRATION   -------------------------
           NAME               GRANTED (#)      FISCAL YEAR     ($/SH)       DATE         5%($)        10%($)
--------------------------    -----------      -----------   ----------  ----------    ---------    ----------
J.L. Tandon . . . . . . .          0               ---           ---         ---          ---           ---
David B. Barton(1)  . . .          0               ---           ---         ---          ---           ---
Michael D. Thomas(1)(2) .       150,000            100         0.3125      7/6/05      19,652.96     49,804.45
----------------

----------------------


(1)      Messrs. Barton and Thomas resigned from the Company in July 1996.

(2) Mr. Thomas' option grants included the right to purchase 50,000 shares that did not vest as a result of the Company's failure to meet certain performance targets during fiscal year 1996. As those options were not exercisable at the end of fiscal year 1996 and could not vest thereafter, they are not included in the potential realizable value calculation. Mr. Thomas' options terminated in their entirety on October 1, 1996, as a result of his resignation from the Company.

(3) This calculation is required disclosure, but should not be construed in any way as a prediction or estimate of the actual value of options granted.

         The following table sets forth information concerning the aggregate number of options exercised by each of the executive officers named in the "Summary Compensation Table" during fiscal year 1996 and outstanding options held by each such officer as of March 31, 1996.


                   OPTION EXERCISES AND YEAR END VALUE TABLE

                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING         VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS/        IN-THE-MONEY
                                                                       SARS AT             OPTIONS/SARS AT
                                                                 MARCH 31, 1996 (#)     MARCH 31, 1996 ($)(2)
                                                                 ------------------     ---------------------
                              SHARES ACQUIRED       VALUE           EXERCISABLE/            EXERCISABLE/
            NAME              ON EXERCISE (#)    REALIZED ($)       UNEXERCISABLE           UNEXERCISABLE
            ----              ---------------    ------------       -------------           -------------
 J.L. Tandon . . . . . . .          ---              ---                 ---                     ---
 David B. Barton(1)  . . .          ---              ---             4,000/8,000                 N/A
 Michael D. Thomas(1)  . .          ---              ---              0/100,000                  N/A
----------------

(1) Messrs. Barton and Thomas resigned from the Company in July 1996 and, by their terms, their option grants expired in October 1996. (2) None of the outstanding options were "in-the-money" as of March 31, 1996.





                                      10.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee of the Board for fiscal year 1996 was comprised of Messrs. Barkeley, Middlebrook and Sherburne. The Compensation Committee establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for executive officers, and administers the 1994 Stock Option Plan.

         As required by recently adopted rules designated to enhance the disclosure of the Company's executive compensation policies and practices, the following is the Compensation Committee's report submitted to the Board addressing the compensation of the Company's executive officers for fiscal 1996.

         The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, establishes the compensation plans, establishes the specific compensation of Mr. J.L. Tandon, the Company's Chief Executive Officer, reviews the Chief Executive Officer's recommendations as to the specific compensation levels for the other executive officers and, in conjunction with the Option Committee, administers the Company's incentive plans. The Compensation Committee is composed of three independent non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission.

         COMPENSATION POLICY AND PROGRAMS. The Compensation Committee's responsibility is to provide a strong and direct link among shareholder values, Company performance and executive compensation through its oversight of the design and implementation of a sound compensation program that will attract and retain highly qualified personnel. Compensation programs are intended to complement the Company's short and long-term business objectives and to focus executive efforts on the fulfillment of these objectives.

         The Compensation Committee has conducted a full review of the Company's executive compensation program and will repeat this review annually. It is the Compensation Committee's practice to establish target levels of compensation for senior officers consistent with that of companies comparable in size and complexity to the Company, as well as companies which are direct business competitors of the Company. Actual compensation of the Company's executive officers is subject to increase or decrease by the Compensation Committee from targeted levels according to the Company's overall performance and the individual's efforts and contributions. A significant portion of executive compensation is directly related to the Company's financial performance and is therefore at risk. Total compensation for the Company's senior management is composed of base salary, near-term incentive compensation in the form of bonuses and long-term incentive compensation in the form of stock options. The Compensation Committee retains the discretion to adjust the formula for certain items of compensation so long as total compensation reflects overall corporate performance and individual achievement.

         BASE SALARY. In establishing base salary levels for senior officer positions, the Compensation Committee and Mr. J.L. Tandon consider levels of compensation at other similarly situated companies and at direct competitors, levels of responsibility and internal issues of consistency and fairness. In determining the base salary of a particular executive, the Compensation Committee and Mr. J.L. Tandon consider individual performance, including the accomplishment of short and long-term objectives, and various subjective criteria including initiative, contribution to overall corporate performance and leadership ability.

         In the fiscal year ended March 31, 1996, the annual base salary of Mr. J.L. Tandon was unchanged at $198,000, a level determined to be appropriate by the Compensation Committee based on comparable chief executive salaries of a peer group of companies and of direct competitors referred to above, the Company's overall performance in the prior fiscal year and Mr. J.L. Tandon's efforts and contributions to the Company.

         BONUSES. The Company's executive officers are eligible for annual bonuses based upon recommendations made by Mr. J.L. Tandon (as to the other executive officers) and the Compensation Committee (as to Mr. J.L. Tandon) as to individual performance and the Company's achievement of certain operating results.





                                      11.

         Amounts of individual awards are based principally upon the results of the Company's financial performance during the prior fiscal year. The amount of awards for senior officers are within guidelines established by the Compensation Committee and Mr. J.L. Tandon as a result of their review of total compensation for senior management of peer companies and competitors. The actual amount awarded, within these guidelines, will be determined principally by the Compensation Committee's and Mr. J.L. Tandon's assessment of the individual's contribution to the Company's overall financial performance. Consideration is also given to factors such as the individual's successful completion of a special project, any significant increase or decrease in the level of the participant's executive responsibility and the Compensation Committee's and Mr. J.L. Tandon's evaluation of the individual's overall efforts and ability to discharge the responsibilities of his position. In fiscal 1996, in light of the Company's financial results, no bonuses were paid to any of the executive officers named in the Summary Compensation Table.

         Mr. J.L. Tandon received no bonus with respect to the March 31, 1996 fiscal year. In determining bonuses in future years, the Compensation Committee will give particular consideration to the following factors: (1) the Company's progress toward break-even financial results and sustainable positive cash flow; (2) the narrowing of losses and the trend toward positive earnings growth of the Company during the fiscal year; (3) the efforts and contributions made by Mr. J.L. Tandon in discharging his responsibilities as Chief Executive Officer; and (4) the efforts and contributions by the other executives of the Company.

         STOCK OPTIONS. During fiscal 1994, the Compensation Committee adopted the Company's 1994 Stock Option Plan. The purpose of the 1994 Plan is to provide incentives and reward the contributions of key employees and officers for the achievement of long-term Company performance, as measured by earnings per share and the market value of the Common Stock. The Compensation Committee, working with the Option Committee (which, prior to being disbanded in fiscal 1996, consisted of Mr. J.L. Tandon and Mr. M.L. Tandon), set guidelines for the number and terms of stock option awards based on factors similar to those considered with respect to the other components of the Company's compensation program, including comparison with the practices of peer group companies and direct competitors. In the event of unsatisfactory corporate performance, the Compensation Committee may decide not to award stock options or restricted stock in any given fiscal year although exceptions to this policy may be made for individuals who have assumed substantially greater responsibilities and other similar factors. An example of this policy is the agreement to issue options to Michael D. Thomas, described above. The awards under the 1994 Plan are designed to align the interests of executives with those of the shareholders. Generally, stock options become exercisable in cumulative installments over a period of five years, but the individual forfeits any installment which has not vested during the period of his employment.

         Under the 1994 Plan, the Compensation Committee awarded stock options in the fiscal year ended March 31, 1996 to Michael D. Thomas, described above. However, Mr. Thomas' options terminated in their entirety in October 1996 as a result of his resignation from the Company.

         In light of the Company's financial performance during fiscal 1996, the Compensation Committee has tabled its review of any necessary revisions to the Company's executive compensation policy or plans due to the provisions of the Omnibus Budget Reconciliation Act of 1993. This legislation amended
Section 162 of the Code by limiting to $1,000,000 the deductibility of compensation paid to certain executives. The Company's 1994 Stock Option Plan has been amended by the Board of Directors to conform with new rules on Section 162 compliance and those amendments were approved at the Company's 1995 Annual Meeting of Shareholders. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.


                                               THE COMPENSATION COMMITTEE
                                               Norman A. Barkeley
                                               R.D. Middlebrook, Ph.D.
                                               Robert Sherburne






                                      12.

                              COMPANY PERFORMANCE

         The following graph shows a comparison of cumulative total returns for the Company, the NASDAQ Stock Market-U.S. Index and a peer group index comprised of the NASDAQ Computer Index (as described below) for the period during which the Company's Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The NASDAQ Computer Index includes approximately 170 companies, all of which are manufacturers of computer hardware or software. The Company believes that the companies included in the NASDAQ Computer Index are reasonably representative of companies in the Company's industry.

                COMPARISON OF 29 MONTH CUMULATIVE TOTAL RETURN*
         AMONG GOLDEN SYSTEMS, INC., THE NASDAQ STOCK MARKET-U.S. INDEX
                         AND THE NASDAQ COMPUTER INDEX




                              [PERFORMANCE GRAPH]





*   $100 INVESTED ON 11/09/93 IN STOCK OR
    INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.
    FISCAL YEAR ENDING MARCH 31.





                                      13.

                PROPOSAL 2 -- APPROVAL OF RECAPITALIZATION PLAN

         At the 1996 Annual Meeting, the shareholders will be asked to approve a recapitalization plan (the "Recapitalization Plan"). The terms of the Recapitalization Plan are summarized below, but these descriptions are subject to and are qualified in their entirety by the full text of the agreements contemplated by the Recapitalization Plan. Copies of these agreements are attached to this Proxy Statement as Annex A. On February 27, 1997, the Board unanimously approved, subject to shareholder approval, the adoption of the Recapitalization Plan. The Board recommends that the shareholders vote to approve the Recapitalization Plan for the reasons indicated below.

         As discussed more fully below, the Company needs additional capital in order to remain operational. Traditional sources of funds (such as bank loans) are not available to the Company due to the large debt owed to certain banks in India by the Company's manufacturing subsidiary, Ultra Tek, which debt has been guaranteed by the Company. Pursuant to the Recapitalization Plan, the Tandon family would contribute an additional $2 million in cash in exchange for 13,333,333 shares of Company Common Stock and certain members of the Company's management and key employees would contribute $250,000 in cash in exchange for 1,666,667 shares of the Company's Common Stock. In addition, the Tandon family would commit to obtaining a standstill arrangement with the Indian bank lenders of Ultra Tek for a period of not less than one year, at no material cost to the Company. The Recapitalization Plan would result in the Tandon family owning approximately 77.3% of the Company's outstanding Common Stock, while management would acquire approximately 8.6% of the Company. The specific terms of the Recapitalization Plan are described in detail below. Shareholder approval of the Recapitalization Plan is necessary due to the substantial dilution of the existing shareholders' interest in the Company, which would result from the implementation of the Recapitalization Plan.

         On February 21, 1997, the Independent Directors Committee determined to recommend to the Board that the Recapitalization Plan and the transactions contemplated thereby be approved by the Board. On February 27, 1997, the Board approved the Recapitalization Plan. In arriving at the Board's conclusion, the Board determined that the Recapitalization Plan is fair, from a financial point of view, to the Company's existing shareholders and that the purchase price of $0.15 per share of Common Stock is within the acceptable range of fairness.
The Board considered the value of the Company and the fairness of the consideration being offered to the Company, including the standstill arrangement with the Company's Indian banks. The Company's debt to the Indian banks amounts to approximately $8,120,308 (as of January 31, 1997) and is secured by the assets of Ultra Tek and guaranteed by the Company. The Tandon family, which has also personally guaranteed the debt, assumed additional risks by allowing their personal assets to be used as security for the debt and thus was able to secure a temporary holiday on interest payments. The Tandon family is willing to make further personal commitments to the Indian banks in order to negotiate a bank standstill arrangement. In approving the fairness of the Recapitalization Plan, the Board also took into consideration the fairness opinion delivered by Wedbush (as defined below), as described in detail below. In conclusion, given the unique value of the bank standstill arrangement to be negotiated by the Tandon family and the supporting fairness opinion of Wedbush, the Board recommends that the shareholders of the Company approve the Recapitalization Plan as described in further detail below.

HISTORY OF EVENTS LEADING UP TO NEED FOR RECAPITALIZATION

         As was previously reported, the Company's cash flow was significantly impacted by the product rejection that took place during the third quarter of fiscal year 1995 which cost the Company $4.2 million of lost accounts receivable directly related to the sales of the rejected units and $2.2 million related to other direct costs stemming from the rejection. This additionally placed the Company in an unfavorable position with its raw material vendors due to limited cash, high short-term debt and a severe stretch-out of payment to its banking institutions and vendors. Existing and potential new customers to the Company were very aware of the significant product return and the unfavorable financial position the Company was experiencing.

         In recognition of the unfavorable circumstances created by this event (high short-term debt, limited capital, vendor problems and negative perception by its existing and potential customer base), the Company was required to develop and implement a strategy for immediate cash recovery. The Company implemented this strategy to overcome its severe cash difficulties by utilization or sale of its raw material inventory, cost reductions, organization





                                      14.

restructuring, price increases, volume growth and obtaining more favorable terms from its existing customers. In addition, the Company recognized that these would be difficult to achieve in the very competitive personal computer market and would be short-term under the best of circumstances and results. Based on this, the Company recognized the need on a longer term basis to pursue new equity investment primarily through a merger or acquisition.

         The Company implemented its strategy for cash recovery and was very successful in achieving certain portions of its strategy as is demonstrated in the financial statements of the Company. While achieving success in certain areas, the Company did not generate the anticipated amounts of cash recovery from inventory reduction and, to date, has been unsuccessful in its efforts to resell material quantities of the reworked, rejected product which was targeted for $2 million in sales.

         In addition, though the Company was successful in increasing its volume with its primary customer, IBM, through December of 1995, it has not been successful in building its sales volumes to other existing customers or to new customers. The Company also was notified by IBM in the second half of fiscal year 1996 that IBM was reducing its number of vendors for power supplies to companies which were larger and best financially prepared to support IBM's activities and that the Company no longer met IBM's long-term profile.

         In the second quarter of fiscal year 1996, the Company entered into negotiations with Magnum Power PLC, a United Kingdom based power supply company ("Magnum"), regarding a business relationship of the two companies. Magnum is a publicly traded company in the United Kingdom with advanced technologies and patented designs for products in the power supply market, and possesses significant technology, engineering and a strong presence in Europe. Magnum has little presence in the U.S. and no significant or cost-effective manufacturing. In August 1995, Magnum and the Company entered into a non-binding letter of intent setting forth a "partnering" relationship intended to exploit Magnum's technology and the Company's manufacturing capability as an interim step towards a possible business combination. During the months that followed, however, it became clear that potential OEM customers were not comfortable dealing with "partnered" vendors. The synergy between the two companies and the stated ability by the officers of Magnum to raise capital through a new public offering to finance a merger created a positive catalyst for continued negotiations regarding a combination of the companies. These negotiations continued through November of 1995 and included a full due diligence audit by Magnum of Golden Systems, Inc. and its subsidiary, Ultra Tek in Bombay, India. By January 1996 these discussions shifted focus to an acquisition by Magnum of Ultra Tek. In March 1996, the Company was informed by Magnum that they were experiencing problems in their activities to issue a new stock offering to raise capital. As a result of that situation, and other internal issues at Magnum, including changes in management personnel, the proposed transaction terms were revised several times and the likelihood that a transaction could be agreed upon diminished. Discussions with Magnum ended in first quarter fiscal year 1997.

         Based on these facts, the operating results discussed in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 which is contained in the Company's Annual Report to Shareholders enclosed herewith, and the overall financial position of the Company, the Board of Directors concluded during the second half of fiscal 1996 that it must evaluate all measures to obtain additional capital from sources outside the Company or that the Company must engage in a transaction that would change the Company's fundamental structure. Absent success in generating cash from inventory or a dramatic change in the Company's daily or ongoing operations, the Company must conclude a significant new investment and a new business strategy to continue its operations beyond the next several months.

DESCRIPTION OF RECAPITALIZATION PLAN

         On February 13, 1996, the Board of Directors established an Independent Directors Committee, made up of non-management directors, to evaluate financing and restructuring options and opportunities available to the Company, including the Magnum situation. In May 1996, following the termination of the Magnum discussions, J.L. Tandon, the Company's Chief Executive Officer, informed the Independent Directors Committee that the Tandon family, which owns approximately 38.5% of the Company's outstanding shares of Common Stock and has personally guaranteed Ultra Tek's bank debt in India, amounting to approximately $8,120,308 at January 31, 1997, was prepared to invest additional equity in the Company and to support the Company in negotiations with the Indian banks. A





                                      15.

number of issues were discussed, leading to an initial proposal from the Tandon family dated July 31, 1996. During August 1996, the Independent Directors Committee informed J.L. Tandon that, in addition to financial terms, an acceptable proposal must include a business plan showing that the investment would be sufficient to restart the Company with new products, and an organization chart showing that the Company had in place, or had identified, the management and engineering talent necessary to implement the plan. In addition, aspects of the proposal presented valuation and tax issues that both the Committee and the Tandons needed more information to resolve.

         During September 1996, the Company prepared and delivered a business plan and reviewed personnel issues. The Independent Directors Committee pointed out the weakness in senior financial management as a result of the resignation of Michael D. Thomas, the Company's President and Chief Financial Officer, effective July 1, 1996. The Committee directed management to initiate a search for a chief financial officer and indicated its willingness to accept an interim consultant in that position while the search is under way.

         In October 1996, the Tandon family made a new proposal to the Independent Directors Committee that eliminated any valuation issues by deleting any in-kind contributions and added a financial commitment from the Company's management and certain key employees. This proposal calls for an investment of $2 million by certain members of the Tandon family or entities controlled by them (the "Tandon family") in exchange for Common Stock and an investment of $250,000 by certain members of the Company's management and certain key employees in exchange for Common Stock, together with the commitment from the Tandon family to obtain a standstill arrangement with the Indian bank lenders of Ultra Tek for a period of not less than one year, at no material cost to the Company. The proposed per-share stock purchase price is $0.15, which exceeded both the public bid and asked prices at the time of the proposal. The terms presented by the Tandon family would result in the Tandon family owning approximately 77.3% of the Company's outstanding Common Stock, while management would acquire approximately 8.6% of the Company.

         The specific terms of the Recapitalization Plan are as follows:

         BASIC TERMS. The Company would sell (i) to Clady International Corporation, an affiliate of the Tandon family and an existing shareholder ("Clady"), 13,333,333 shares of Common Stock at a price of $0.15 per share for an aggregate purchase price of $2 million (in order to avoid fractional shares, the actual amount paid will be $1,999,999.95) and (ii) to certain members of the management and certain key employees of the Company 1,666,667 shares of Common Stock at a price of $0.15 per share for an aggregate purchase price of $250,000 (in order to avoid fractional shares, the actual amount paid will be $250,000.05). The shares issued under the Recapitalization Plan will not have any preemptive rights.

         BRIDGE NOTE. Because the Company needs the funds to be provided by the Recapitalization Plan and currently does not have a sufficient number of authorized shares of Common Stock to make all of the aforementioned issuances, the Company would deliver to Clady 850,000 shares of Common Stock and a bridge promissory note in the principal amount of $1,872,499.95 (the "Bridge Note") in substitution for the remaining 12,483,333 shares of Common Stock. As described in "Proposal 3" below, the Board recommends shareholder approval for an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock to allow for the prepayment of the Bridge Note by the issuance of shares of Common Stock. See "Proposal 3" below.

         Upon the tenth day after shareholder approval of an amendment to the Company's Articles of Incorporation to increase the authorized capital of the Company has been obtained and a certificate regarding such amendment has been filed with the California Secretary of State, the Company would become obligated to prepay the Bridge Note in its entirety by issuing shares of Common Stock in payment therefor at the rate of one share per $0.15 of outstanding principal thereunder by June 7, 1997. If the Bridge Note is not prepaid by June 7, 1997, it would become a demand note in favor of Clady. The Bridge Note would have the following additional terms: (i) interest on the Bridge Note would be at a rate of 8%; (ii) the Bridge Note would be secured by all of the Company's assets; and (iii) there would be anti-dilution protection only for stock splits and dividends or any change in capitalization as a result of a merger or other fundamental change in the ownership of the Company.





                                      16.

         As payment for its purchase of 850,000 shares of Common Stock and the issuance of the Bridge Note, Clady will deliver to the Company $1,313,397.21 in cash and will surrender certain short-term notes having an aggregate principal amount of $680,000 and aggregate accrued interest of $6,602.74 as of March 31, 1997 that were issued in exchange for cash advances to the Company while the Recapitalization Plan has been pending.

         MANAGEMENT INVESTMENT. Because the Company currently does not have a sufficient number of authorized shares of Common Stock to make all of the issuances contemplated by the Recapitalization Plan, the members of management and key employees who are investing in the Company as part of the Recapitalization Plan have executed binding subscription agreements for their purchase of shares, but will not receive such shares or make any payment for such shares until after shareholder approval of the Recapitalization Plan and of the amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock, has been obtained.

         BOARD REPRESENTATION. After the closing of the transaction, the Company would agree to nominate a sufficient number of candidates designated by the Tandon family such that the Tandon family nominees, including J.L. Tandon who presently serves on the Board, would constitute a majority of the Board. J.L. Tandon has informed the Company that the Tandon family has no present intention of designating candidates for election to the Board.

         REGISTRATION RIGHTS. The Tandon family will receive three demand registration rights and unlimited piggyback and S-3 registration rights for the shares of Common Stock issued at closing and upon conversion of the Bridge Note.

         CONDITIONS. Conditions to the Recapitalization Plan include, among other things, (i) approval of the transaction by the Independent Directors Committee; (ii) receipt of any required governmental consents and/or completion of any third party consents required for the Company's or the Tandon family's completion of their obligations; (iii) negotiation of definitive documentation;
(iv) obtaining of a satisfactory standstill arrangement with the Indian bank lenders of Ultra Tek; and (v) shareholder approval of the Recapitalization Plan. While authorization of a sufficient number of shares of Common Stock is not an explicit condition to the Recapitalization Plan, such authorization will be necessary in order to consummate the transaction. It is anticipated that the Company's immediate capital needs will require that the 850,000 shares of Common Stock and the Bridge Note be issued prior to the date of this Proxy Statement. However, shareholder approval is required for the prepayment of the Bridge Note by the issuance of Common Stock of the Company.

         BANK STANDSTILL ARRANGEMENT. As a condition to the closing of the transactions contemplated by the Recapitalization Plan, the Tandon family has agreed to procure an agreement with the Indian bank lenders of Ultra Tek, whereby payment of the principal and interest accrued on such debt would be deferred during the full fiscal year ending March 31, 1998. In the event that the Indian banks should make any demand for payment of principal or interest from the Company or Ultra Tek during such one-year period, each of J.L. Tandon, S.L. Tandon and D.L. Tandon have agreed to make such payments on behalf of the Company and/or Ultra Tek. If J.L. Tandon, S.L. Tandon and/or D.L. Tandon make any such payments, the Company has agreed to execute a promissory note in favor of J.L. Tandon, S.L. Tandon and/or D.L. Tandon, as the case may be, in the principal amount of such payment; provided, however, that payment of principal and interest on such promissory note will be deferred until April 1, 1998. In addition, the Company has agreed to pledge all of its assets as security for any such promissory note.

         USE OF PROCEEDS. The net proceeds received by the Company under the Recapitalization Plan will be used for working capital purposes in the implementation of the Company's plans for new products and new market strategy.

         GENERAL EFFECT. Based on the current market price of the Common Stock of the Company, the Recapitalization Plan will have a dilutive effect on the value of outstanding shares as a result of the issuance of shares under the Recapitalization Plan at below market price. Because the current trading volume is relatively small, the current market price does not provide a definitive indication of the value of the stock, whether there is dilution and what the amount of that dilution might be is difficult to determine. The Company recognizes, however, that the cost at which the vast majority of the Company's investors acquired their shares was substantially higher than the





                                      17.

current market price and the $0.15 per share price called for by the Recapitalization Plan, and those investors will be significantly affected by the issuances pursuant to the Recapitalization Plan. Further, there will be dilution of value based on the significant shift in the Tandon family's percentage of ownership of the Company contemplated by the Recapitalization Plan. However, the infusion of capital under this transaction will allow the Company to meet its current operating needs and continue as a going concern. Ultimately, it is the opinion of the Board and, separately, the opinion of the Independent Directors Committee, that the Recapitalization Plan is in the best interest of the Company's shareholders.

EFFECT OF THE RECAPITALIZATION PLAN ON THE COMPANY'S NET OPERATING LOSSES AND
SECTION 382 OF THE INTERNAL REVENUE CODE

         As of March 31, 1996, the Company had available net operating losses ("NOLs") for federal tax purposes of $10 million to offset taxable income recognized by the Company in periods after March 31, 1996. For federal income tax purposes, these NOLs will expire in material amounts beginning in the fiscal year 2009. NOLs benefit the Company by offsetting taxable income dollar-for-dollar by the amount of the NOLs, thereby eliminating (subject to a relatively minor alternative minimum tax) the federal corporate tax on such income. The maximum federal corporate tax rate is currently 35%.

         The benefit of a company's NOLs can be reduced or eliminated under
Section 382 of the Internal Revenue Code. Section 382 limits the use of losses and other tax benefits by a company that has undergone an "ownership change," as defined in Section 382. Generally, an ownership change occurs if one or more shareholders, each of whom owns 5% or more in value of a company's capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over the preceding three-year period.

         If an ownership change of the Company were to occur, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other carryovers existing (or "built-in") prior to such ownership change could not exceed the product obtained by multiplying (i) the aggregate value of the Company's stock immediately prior to the ownership change with certain adjustments by (ii) the federal long-term tax exempt rate (currently 5.80%). The Company would incur corporate income tax on any taxable income during a given year in excess of such limitation. Because the value of the Company's stock, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to state exactly the annual limitation upon the amount of taxable income of the Company that could be offset by such NOLs or other items if an ownership change were to occur. The increase in the percentage of ownership of the Company by the Tandons contemplated by the Recapitalization Plan approaches, but does not cross the 50% threshold which would trigger a limitation on the Company's ability to use its NOLs. However, there is a substantial risk that any future acquisitions of Common Stock by the Tandons or by other 5% or more shareholders would trigger the Section 382 limitations on availability of the NOLs.

FAIRNESS OPINION

         The Independent Directors Committee requested that the Company retain an independent investment banking firm to render an opinion as to the fairness, from a financial point of view, of the Recapitalization Plan to the Company's public shareholders. Pursuant to an engagement letter dated November 15, 1996, the Company retained Wedbush Morgan Securities ("Wedbush") to render an opinion in connection with the proposed Recapitalization Plan. Wedbush is an investment banking firm and a member of the New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for estate, corporate and other purposes. Wedbush was selected by the Company based on Wedbush's experience, expertise, reputation, and familiarity with the Company.

         On February 21, 1997, Wedbush delivered its final written opinion to the Independent Directors Committee to the effect that, as of February 20, 1997 (the date of the opinion) and based upon the factors described in the opinion, the Recapitalization Plan as described in this Proxy Statement is fair, from a financial point of view, to the Company's public shareholders. Wedbush assumed that the factual circumstances and terms, as they existed as of





                                      18.

the date of its opinion, will remain substantially unchanged through the time the Recapitalization Plan is completed. Wedbush will not undertake to update its opinion for any changes occurring between the date of the opinion and of the consummation of the Recapitalization Plan.

         THE FULL TEXT OF WEDBUSH'S FAIRNESS OPINION, DATED FEBRUARY 20, 1997, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY WEDBUSH IN ARRIVING AT ITS OPINION, IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B. ALL SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. WEDBUSH'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION BY WEDBUSH TO ANY SHAREHOLDER TO VOTE TO APPROVE THE RECAPITALIZATION PLAN. THE SUMMARY OF THE OPINION OF WEDBUSH SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         In connection with its opinion, Wedbush reviewed, among other things, the proposed Recapitalization Plan; a draft of the preliminary Proxy Statement to be filed by the Company with the Securities and Exchange Commission regarding its 1996 Annual Meeting of Shareholders to be held in May 1997; Annual Reports on Form 10-K of the Company for each of the three fiscal years ended March 31, 1994, 1995 and 1996; Quarterly Reports on Form 10-Q of the Company for the periods ended June 30, 1996, September 30, 1996, and December 31, 1996; projected financial statements for the four fiscal years ending March 31, 2000; purchase orders/letters of intent from Siemens Nixdorf, Iomega and ICL to purchase the Company's products; minutes of meetings of the Board of Directors of the Company dated April 27, 1994 through the issuance of Wedbush's opinion; the Company's restructured organization chart; current term sheets/proposal for renegotiation of the Company's credit lines with certain Indian banks that have previously extended credit to the Company; Articles of Incorporation of the Company, By-laws of Golden Power Systems, the predecessor of the Company; the Company's February 5, 1997 news release of fiscal year 1997 third quarter earnings; and the personal and corporate guaranty agreement between the Company and the Tandon family and the Indian bank group. Wedbush also held discussions with certain members of the senior management of the Company regarding the past and current business operations, financial condition, future prospects and projected operations and performance of the Company. Wedbush also visited the corporate headquarters of the Company in Simi Valley, California; its engineering facility in Boxburn, United Kingdom; and its manufacturing facility in Bombay, India. In addition, Wedbush reviewed the reported prices and trading activity of the Company's Common Stock on the Over-the-Counter Market Bulletin Board; compared certain statistical and financial information of the Company with similar information for certain other publicly-traded electronic component manufacturing companies; reviewed the financial terms, to the extent publicly available, of certain recent business combinations in the electronic component manufacturing industry; and conducted such other financial studies, analyses and inquiries, and considered such other matters as Wedbush deemed necessary and appropriate for its opinion.

         Wedbush did not undertake any obligation independently to verify the accuracy or completeness of the financial information or other information furnished by the Company orally or in writing, or other information obtained from publicly available sources and reviewed by Wedbush for purposes of its opinion. Wedbush was provided with information represented to Wedbush as the best currently available estimates and judgments of the management of the Company, as to the expected future financial and operating performance of the Company, and Wedbush did not undertake any obligation to assess whether such forecasts, estimates or judgments are reasonable or are likely to be accurate, nor did Wedbush undertake any obligation independently to verify the underlying assumptions made in connection with such forecasts, estimates or judgments. In addition, Wedbush did not make an independent evaluation or appraisal of any particular assets or liabilities of the Company.

         Wedbush did not negotiate, or participate in any way in the negotiation of, the terms of the Recapitalization Plan, or advise the Company regarding strategic alternatives. Wedbush has not been asked to consider, and its opinion does not address, the relative merits of the Recapitalization Plan as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

      Set forth below is a brief summary of certain financial analyses performed





                                      19.

by Wedbush in connection with the preparation of its opinion and reviewed with the Independent Directors Committee at such committee's meeting held on February 21, 1997. Such summary does not purport to be a complete description of the analyses performed by Wedbush. Preparation of a fairness opinion is a complex process involving subjective judgments. Therefore, Wedbush believes its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Wedbush made numerous assumptions with respect to industry performance, general business, and other conditions and matters, many of which cannot be predicted and are beyond the Company's control. Any estimates contained in Wedbush's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than such estimates. In addition, Wedbush's analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the price at which businesses or securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither the Company nor Wedbush assumes any responsibility for their accuracy.

         GOLDEN SYSTEMS STOCK TRADING HISTORY. Wedbush examined the historical trading prices and volume of the Company's Common Stock as reported by the Over-the-Counter Market Bulletin Board; the relationship between the movements in the prices of the Company's Common Stock to movements in certain key indices, including the Dow Jones Industrial Average of 30 Stocks, the Standard and Poor's 500 Index, and the Nasdaq Composite Index. This analysis showed that the closing price of the Company's Common Stock was between $0.06 and $0.50 for the final trading day of each week from January 2, 1996 to February 20, 1997. The average weekly trading volume for this period was 10,244 shares, with the volume ranging from 100 shares to 58,300 shares traded. During this same period, on a relative performance basis (indexed to beginning of period), the Company's Common Stock underperformed the Dow Jones Industrial Average of 30 Stocks by 101%, underperformed the Standard and Poor's 500 Index by 96% and underperformed the Nasdaq Composite Index by 96%.

         On November 1, 1996, five trading days prior to the Company's announcement of the Recapitalization Plan on November 8, 1996, the bid and asked prices of the Company's Common Stock, as reported by the Over-the-Counter Market Bulletin Board, were $0.15 and $0.15 per share, respectively, with reported trading volume of 10,000 shares. On November 15, 1996, five trading days after such announcement, the bid and asked prices of the Company's Common Stock were $0.094 and $0.15 per share, respectively, with no trading volume. Wedbush noted that the proposed price of the Company's Common Stock under the terms of the Recapitalization Plan falls within the recent trading price range.

         PUBLIC MARKET COMPARABLE COMPANIES ANALYSIS. Using publicly available information, Wedbush compared selected financial data of the Company with similar data of selected publicly traded companies engaged in businesses considered by Wedbush to be appropriate for comparison to those of the Company. Although such companies were considered similar to the Company, none of the companies has the same management, makeup, size or combination of business as the Company.

         Wedbush considered the following group of companies for purposes of comparison (the "Comparison Companies") to the Company, which group includes manufacturers of power supply products, power conversion equipment, or other electronic component products: Acme Electric Corp., American Power Conversion, Espey Manufacturing and Electronics Corp., Oryx Technology Corp., TII Industries Inc., Vicor Corp., and Zytec Corp.

         Wedbush analyzed the following financial data for each of the Comparison Companies: (1) the "market value" of each company (defined as the total number of shares outstanding times the closing price of such company's stock on February 20, 1997) as a multiple of: (a) publicly reported latest twelve months net income; (b) estimated earnings per share for the years ended December 31, 1997 and 1998 (based on a composite of research analysts' estimates as reported by the Institutional Brokers Estimate Service for each of the Comparison Companies), and (c) latest publicly reported book value of shareholders' equity; and (2) the "enterprise value" or "firm value" of each company (defined as market value plus debt, net of cash) as a multiple of publicly reported latest twelve months revenues, publicly reported latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA"), and publicly reported latest twelve months earnings before interest and taxes ("EBIT").

         Due to the lack of market capitalization size, diversity, growth, stability, and profitability of the Company, Wedbush derived a range of adjusted median multiples by applying discount rates from 60% to 80% to the





                                      20.

Comparison Companies' median multiples calculated from the foregoing analyses and applied these adjusted median multiples to certain financial data of the Company. Wedbush also noted that the Company incurred significant losses from operations in fiscal years 1995 and 1996, had negative working capital of $5,116,000 as of December 31, 1996, and a retained deficit of $21,208,000 as of December 31, 1996, that raise substantial doubt about its ability to continue as a going concern. The underlying component in a public market comparable companies analysis assumes the companies are ongoing concerns. Wedbush found that forecasts and estimates provided by the Company's management for fiscal years 1998 through 2000 appeared optimistic in light of historical financial and operational results, aggressive competition in the Company's industry, and the inherent risk of a start-up operation, and as such, bear a high risk of uncertainty of the Company's ability to achieve those optimistic projected results. Wedbush concluded that the valuations based on EBITDA and EBIT for the latest twelve months ended December 31, 1996 and book value of shareholders' equity as of December 31, 1996, were not meaningful due to the losses and deficits incurred by the Company. Based on the foregoing adjusted median values for the Comparison Companies, Wedbush calculations yielded an implied equity valuation of from negative $0.38 to positive $3.99 per share of the Company's Common Stock.

         MERGER AND ACQUISITION COMPARABLE TRANSACTION ANALYSIS. Wedbush reviewed certain publicly available information regarding selected merger and acquisition transactions involving companies engaged in similar business to the Company occurring during the period January 1, 1993 through January 25, 1997. Because of the losses and deficits of the Company during the latest twelve months ended December 31, 1996, Wedbush advised the Company that this valuation methodology could not be performed to arrive at an implied equity valuation reference range for the Company's Common Stock.

         DISCOUNTED CASH FLOW ANALYSIS. Wedbush also analyzed the value of the Company utilizing a discounted projected future value analysis. This analysis was based solely on information, including certain projected financial information, prepared or provided by the Company's management.

         Using a discounted projected future value analysis, Wedbush estimated the present value of the future stream of after-tax cash flows that the Company would produce through March 31, 2000. Wedbush estimated the projected future equity value range of the Company at March 31, 2000 to be from $183.4 million to $238.9 million by applying multiples of from 9x to 12x to the Company's projected EBIT for the fiscal year ending March 31, 2000. In order to derive the projected future equity value of the Company, Wedbush added the estimated cash, net of debt, at March 31, 2000 of approximately $17 million. The cash flow streams and the projected future equity value were discounted using a discount rate ranging from 60% to 80%.

         In determining the discount rates used in the projected future value analysis of the Company, Wedbush noted, among other things, factors such as inflation, prevailing market interest rates, the business risk inherent to the Company, the optimistic financial projections the Company supplied Wedbush, rates of return required by investors in high growth technology-related companies, the historical weighted average cost of capital for the Company, and the historical weighted cost of capital for public companies which Wedbush deemed comparable to the Company. Wedbush noted that the Company's financial projections assumed a dramatic change in its business strategy, which involves manufacturing proprietary power supply products with higher profit margins and lower volume for original equipment manufacturers (OEM) and that there are significant risks and uncertainties in the Company's new business strategy and its ability to achieve the positive results indicated in its optimistic financial projections, in recognition of the unfavorable circumstances from the Company's historical performance (significant financial losses, product rejection, high short-term debt, limited capital, vendor problems, and negative perception by its existing and potential customer base).

         In determining the range of projected future equity value multiples used in the discounted projected future value analysis, Wedbush noted, among other things, the multiples at which public companies which Wedbush deemed comparable to the Company historically traded, and the multiples observed in historical business combination or merger transactions which Wedbush deemed relevant. Based on the foregoing analysis, Wedbush indicated an implied present value reference range of between $1.61 and $2.96 per share of the Company's Common Stock.





                                      21.

         ADJUSTED NET BOOK VALUE ANALYSIS (LIQUIDATION ANALYSIS). Using the adjusted book value analysis, Wedbush determined the value of the equity based upon the net book value of the assets of the Company adjusted to reflect the fair market value of assets and liabilities of the Company. Based on the consolidated balance sheet statement of the Company as of December 31, 1996, the Company's shareholders' equity was negative $5,492,000. Wedbush noted that a significant portion of the Company's short-term borrowings with certain Indian banks were due for renewal prior to March 31, 1996, and that the Company has been unable to generate sufficient revenues to service its debt.

         The Company is a holding company and conducts its business through its wholly owned subsidiary, Ultra Tek, an Indian corporation, whose manufacturing facilities are primarily located in Bombay, India. Most of the Company's assets, through Ultra Tek, are located in India and are subject to the laws of the Indian government. Based on the foregoing, Wedbush determined that the adjusted book value method of valuation (liquidation analysis) demonstrated that without the Recapitalization Plan the Company's public shareholders would be left with a significant negative shareholders' equity in fiscal year 1998 of approximately $14 million due to the significant amounts of debt and operating losses of the Company.

         MISCELLANEOUS. Pursuant to the engagement letter dated November 15, 1996, for Wedbush's services to the Company in rendering its fairness opinion, the Company has agreed to pay Wedbush a fee of $60,000, of which $30,000 was contingent upon Wedbush notifying the Company of Wedbush being prepared to deliver Wedbush's opinion referred to herein. The amount of the fee payable to Wedbush was not contingent on its conclusion regarding the fairness of the Recapitalization Plan to the Company's public shareholders. The Company also has agreed to reimburse Wedbush for its out-of-pocket expenses reasonably incurred in connection with its engagement, and to indemnify Wedbush against certain liabilities relating to or arising out of services performed by Wedbush. In the normal course of its business, Wedbush may, from time to time, actively trade securities of the Company for its own account or for the account of its customers and, accordingly, may at any time have a long or a short position in such securities.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE RECAPITALIZATION PLAN.

                     PROPOSAL 3 -- APPROVAL OF AMENDMENT TO
                          ARTICLES OF INCORPORATION TO
                      INCREASE NUMBER OF AUTHORIZED SHARES

         The Board has unanimously approved, subject to shareholder approval, the adoption of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock by 44,000,000 shares to 50,000,000 shares.

         Presently, the Company does not have an adequate number of shares authorized to consummate the Recapitalization Plan described in "Proposal 2" above and to meet foreseeable future capital needs. The Company currently has 6,000,000 authorized shares of Common Stock and 4,449,998 shares issued and outstanding. The Company currently has only 946,002 shares available for the Recapitalization Plan (455,000 shares are reserved for issuance under the Company's 1994 Stock Option Plan; and 149,000 shares are reserved for issuance pursuant to certain common stock purchase warrants issued to U.S. banks in connection with various loan arrangements; therefore, 604,000 shares of the remaining non-issued shares would be unavailable for the Recapitalization
Plan). The Recapitalization Plan requires the issuance of an additional 15,000,000 shares.

         Therefore, it is necessary to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock. The general effect of this amendment is that more shares of Common Stock will be authorized and, therefore, more shares of Common Stock can be issued by the Company, which, depending upon the terms of their issuance, may result in some dilution in value of the shares currently held by existing shareholders.
Please refer to the Recapitalization Plan proposal described in "Proposal 2" above. The newly





                                      22.

authorized shares not issued as part of the Recapitalization Plan will not be issued other than pursuant to a plan or transaction approved by the Company's Board of Directors (and, depending upon the circumstances, the Company's shareholders). A copy of the Company's proposed Amended and Restated Articles of Incorporation is attached as Annex C to this Proxy Statement.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.


                     PROPOSAL 4 -- APPROVAL OF AMENDMENT TO
                  ARTICLES OF INCORPORATION TO CHANGE THE NAME
                                 OF THE COMPANY

         The Board has unanimously approved, subject to shareholder approval, the adoption of an amendment to the Company's Articles of Incorporation to change the name of the Company to Cortech Systems, Inc.

         The Board believes it would be in the best interest of the Company and its shareholders to change the Company's name, given the decline of the Company's image in the marketplace. In addition, the new name of the Company would reflect the Company's commitment to and emphasis on its desire to make its products part of its customers' "core technology." This new name would allow the Company to create its new identity and put its less than successful past behind it. The new name will reflect the Company's fresh start, its new markets, new products, new customers and new strategy. The general effect of the proposed amendment instituting the name change would be that the Company would operate under a new name and its stock would trade under a new trading symbol, which will be announced when the name change, if approved, becomes effective. A copy of the Company's proposed Amended and Restated Articles of Incorporation is attached as Annex C to this Proxy Statement.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY.

              PROPOSAL 5 - APPROVAL OF THE 1997 STOCK OPTION PLAN

         On February 27, 1997, the Board approved, subject to shareholder approval, the adoption of the 1997 Stock Option Plan (the "1997 Plan"). The Board recommends that the shareholders vote to approve the 1997 Plan for the reasons indicated below.

         The purpose of the 1997 Plan and of granting options to specified persons is to further the growth, development and financial success of the Company and its directly or indirectly owned subsidiaries (individually, a "Subsidiary," and collectively, the "Subsidiaries"), by providing stock-based incentives to certain key employees holding responsible positions. By allowing key employees to acquire shares of the Company's Common Stock, the Company can expand management's stake in the long term development, performance and financial success of the Company. In this way, the Company can directly link the interests of management to maximizing shareholder value. In the opinion of the Board, it is in the best interests of the Company and its shareholders to provide, through the 1997 Plan, an incentive compensation program designed to enable the Company to attract, retain, and reward key employees.

         The 1997 Plan differs from the 1994 Plan (as amended and restated) in two key respects: (i) it omits certain administrative provisions and the formula grant structure of the 1994 Plan, which govern option grants to non-employee directors, in order to conform to new Rule 16b-3 of the Exchange Act, and (ii) it contains additional provisions which comply with the California employee benefit plan exemption available under Section 25102(o) of the California Corporate Securities Law of 1968, as amended. This latter exemption is only available for newly





                                      23.

approved plans, which is the primary reason why the Board adopted the 1997 Plan rather than amend the Company's existing option plan.

         The following is a brief summary of the material features of the 1997 Plan and is qualified in its entirety by express reference to the 1997 Plan, a copy of which is attached as Annex D to this Proxy Statement.

SUMMARY OF THE 1997 PLAN

         Under the 1997 Plan, directors, officers, key employees and consultants of the Company or its Subsidiaries may be granted options (the "Options") to purchase shares of Common Stock of the Company. The 1997 Plan permits the granting of both options that qualify for treatment as incentive stock options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code (the "Code"), and options that do not qualify as Incentive Stock Options ("Nonqualified Stock Options").

         ELIGIBILITY. The persons who shall be eligible to receive grants of Options under the 1997 Plan shall be, at the time of the grant, the directors, officers, key employees and consultants of the Company and its Subsidiaries.
No optionee may be granted Options to purchase an aggregate of more than 250,000 shares of Common Stock pursuant to the 1997 Plan. Monetary regulations in India currently restrict the ability of Indian residents to receive stock options. Consultants and directors who are not also employees are not eligible to receive Incentive Stock Options. Notwithstanding the foregoing, only officers and key employees who do not own 10% or more of any class of the Company's voting securities shall be eligible to receive grants of Options.
J. L. Tandon and M. L. Tandon have agreed that, because their family holds significant interests in the Company, they will be ineligible to receive Options under the Plan. Option grants under the 1997 Plan may include an Incentive Stock Option, Nonqualified Stock Option, or any combination thereof.

         ADMINISTRATION. The 1997 Plan shall be administered by the Option Committee established by the Board, which has the power to construe and interpret the provisions of the 1997 Plan and any Option granted thereunder. The Option Committee shall be constituted so as to permit the 1997 Plan to comply with the provisions of new Rule 16b-3 ("Rule 16b-3") under the Exchange Act and Sections 162(m) and 422 of the Code. No member of the Option Committee shall be liable for any action or determination made in good faith with respect to the 1997 Plan or any Option granted under it. The Compensation Committee of the Board will act as the Option Committee under the 1997 Plan.

         SHARES SUBJECT TO THE 1997 PLAN. The number of shares of Common Stock in respect of which Options may be granted under the 1997 Plan shall not exceed 900,000 shares in the aggregate, including shares, or shares subject to options, issued pursuant to the Company's 1994 Plan. Amounts are subject to adjustment upon certain changes in the Company's capitalization or structure. Upon the expiration or termination, in whole or in part, for any reason of an outstanding Option or any portion thereof which shall not have vested or shall not have been exercised in full or in the event the Company repurchases any shares of Common Stock acquired pursuant to the 1997 Plan, (a) any shares of Common Stock then remaining unissued which shall have been reserved for issuance upon such exercise or (b) any shares of Common Stock which shall have been repurchased, as the case may be, shall again become available for the granting of additional Options under the 1997 Plan. Notwithstanding the preceding sentence, shares of Common Stock subject to a terminated Option shall continue to be considered to be outstanding for purposes of determining the maximum number of shares of Common Stock underlying Options that may be issued to a single optionee under the 1997 Plan. Similarly, the repricing of an Option will be considered the grant of a new Option for this purpose.

         OPTION PRICE AND VESTING OF OPTIONS. The purchase price per share (the "Option Price") of the shares of Common Stock underlying each Option and vesting schedule for each Option shall be determined by the Option Committee, but shall not be less than the fair market value of such shares on the date of granting of the Option.

         EXERCISE OF OPTIONS. Options granted under the 1997 Plan may be exercised, to the extent vested, by the optionee by giving written notice to the Company specifying the number of full shares to be purchased and





                                      24.

accompanied by payment of the full purchase price therefor in cash, by check or in such other form of lawful consideration as the Option Committee may approve from time to time, including, without limitation and in the sole discretion of the Option Committee, the assignment and transfer by the optionee to the Company of outstanding shares of Common Stock theretofore held by the optionee in a manner intended to comply with the provisions of Rule 16b-3. Each Option shall become fully exercisable no later than five years from the date the Option is granted, the number of shares of Common Stock subject to each Option shall become exercisable at the rate of at least 20% per year each year until the Option is fully exercisable, and no Option may be exercisable subsequent to its termination date. Options may only be exercised by the optionee or, in the event of death of the optionee, by the person or persons (including the deceased optionee's estate) to whom the deceased optionee's rights under such Option shall have passed by will or the laws of descent and distribution. No Option granted to a person subject to Section 16 of the Exchange Act shall be exercisable during the first six months after the date such Option is granted.

         NONTRANSFERABILITY. An Option may not be assigned or transferred other than by will or by the laws of descent or distribution and, once vested, and prior to its termination date, may be exercised during the lifetime of the optionee only by such optionee.

         ADJUSTMENTS UPON CAPITALIZATION AND CORPORATE CHANGES. If the outstanding shares of the Common Stock of the Company are increased, decreased or exchanged for, different securities of the Company through reorganization, merger, consolidation, recapitalization or reclassification, stock split, stock dividend, or like capital adjustment, a proportionate adjustment shall be made
(a) in the number of shares of Common Stock which may be purchased pursuant to the exercise of Options granted under the Plan and (b) in the number, price, and kind of shares subject to any outstanding Option granted under the Plan. Upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation in which the Company does not survive or in which the equity ownership of the Company prior to such transaction represents less than 50% of the equity ownership of the Company subsequent to the transaction, the Plan and each outstanding Option shall terminate; provided that, subject to certain terms and conditions, (i) the Company may in its sole discretion allow the exercise of the Options without regard to the installment provisions thereof or (ii) the surviving corporation may in its sole discretion tender to any optionee a substantially equivalent option to purchase shares of the surviving corporation.

         SUBSTITUTE OPTIONS. If the Company at any time should succeed to the business of another corporation through a merger or consolidation, or through the acquisition of stock or assets of such corporation or its subsidiaries, Options may be granted under the 1997 Plan to those employees of such corporation or its subsidiaries who, in connection with such succession, become employees of the Company or its subsidiaries, in substitution for options to purchase stock of such corporation held by them at the time of such succession, subject to certain conditions, including the approval of the Option Committee in its sole discretion.

         OPTION AGREEMENT. Each Option granted under the 1997 Plan shall be evidenced by a written stock option agreement ("Option Agreement") executed by the Company and the optionee which (a) shall contain each of the provisions and agreements specifically required by the 1997 Plan to be contained therein and
(b) may contain such other terms and conditions as the Option Committee deems desirable and which are not inconsistent with the 1997 Plan.

         TERMINATION OF OPTIONS. Each Option granted under the Plan shall set forth a termination date thereof, which date shall not be later than ten years from the date such Option is granted. An Incentive Stock Option shall contain any termination events required by Section 422 of the Code. In any event all Options shall terminate and expire upon the first to occur of the following events:

                 (a) the expiration of three months from the date of an optionee's termination of employment (other than by reason of death), except that if an optionee is then disabled, the expiration of one year from the date of such optionee's termination of employment; or

                 (b) the expiration of one year from the date of the death of an optionee if his or her death occurs while he or she is, or not later than three months after he or she has ceased to be, employed by the





                                      25.

         Company or any of its subsidiaries in a capacity in which he or she would be eligible to receive grants of Options under the 1997 Plan; or

                 (c) the termination of the Option pursuant to a recapitalization, reorganization, merger or consolidation.

         EFFECTIVENESS AND TERMINATION OF PLAN. Notwithstanding any provision of the 1997 Plan or in any Option Agreement, no option granted under the 1997 Plan shall be exercisable prior to shareholder approval of the 1997 Plan. The 1997 Plan shall terminate at the earliest of the time when all shares of Common Stock which may be issued thereunder have been so issued, or at such time as set forth in "Termination of Options" above; provided, however, that the Board may in its sole discretion terminate the 1997 Plan at any other time. Unless earlier terminated by the Board, the 1997 Plan shall terminate on that date which is ten years from the effective date of the 1997 Plan.

         AMENDMENT OF 1997 PLAN. The Option Committee may (a) make such amendments to the terms and conditions of granted Options as it shall deem advisable, provided each optionee affected by such change consents thereto, and
(b) make such amendments to the 1997 Plan as it deems advisable.

FEDERAL INCOME TAX CONSEQUENCES

         Based on current provisions of the Code, and the existing regulations thereunder, the anticipated federal income tax consequences with respect to the Options under the 1997 Plan are as described below. In addition, participating in this plan may have state and local tax consequence. Optionees should consult with their own tax advisors with respect to the tax consequences of participating in the 1997 Plan.

         INCENTIVE STOCK OPTIONS. No taxable income will be recognized by an optionee upon the grant or exercise of any Incentive Stock Option. Additionally, the Company will not be entitled to any income tax deduction as the result of the grant or exercise of an Incentive Stock Option.

         Any gain or loss resulting from the subsequent sale of Common Stock acquired upon exercise of an Incentive Stock Option will be long-term capital gain or loss if such sale is made after the later of:

         1.      Two years from the date of the grant of the Incentive Stock
                 Option; or

         2.      One year from the date of the exercise of the Incentive Stock
                 Option.

In the event of the optionee's death or disability prior to exercise of an Incentive Stock Option, special rules apply in determining whether gain or loss upon sale of the stock acquired upon exercise of such option will be taxable as long-term capital gain or loss.

         If the subsequent sale of stock is made prior to the expiration of such two-year or one-year periods, the optionee will recognize ordinary income in the year of sale in an amount equal to the difference between the aggregate Option Price (the "Aggregate Option Price") of the Common Stock and the fair market value of the Common Stock on the date of exercise, provided that if such sale is a transaction in which a loss (if sustained) would have been recognized by the optionee, the amount of ordinary income recognized by the optionee will not exceed the excess (if any) of the amount realized on the sale over the Aggregate Option Price. The Company will then be entitled to an income tax deduction of like amount. Any excess gain recognized by the optionee upon such sale would then be taxable as capital gain, either long-term or short-term depending upon whether the Common Stock had been held for more than one year prior to sale.

         If the sale of Common Stock received upon exercise of an Option qualifies for long term capital gain treatment, any gain from such a sale would be taxed at the current maximum federal income tax rate of 28% and ordinary income is currently taxed at a maximum federal income tax rate of 39.6%. The amount by which the fair





                                      26.

market value of Common Stock purchased upon exercise of an Incentive Stock Option exceeds the Aggregate Option Price of such stock constitutes an item of tax preference that could then be subject to the alternative minimum tax in the year that the Option is exercised.

         NONQUALIFIED STOCK OPTIONS. Generally, at the time of the grant of a Nonqualified Stock Option, no taxable income will be recognized by the optionee, and the Company will not be entitled to a deduction. Upon the exercise of such an Option, the optionee generally will recognize taxable income, and the Company will then be entitled to a deduction, in the amount by which the then fair market value of the shares of Common Stock issued to such optionee exceeds the Aggregate Option Price. However, if a sale of Common Stock received upon exercise of such Option would subject the optionee to suit under Section 16(b) of the Exchange Act, the optionee will not recognize income (and the Company will not be entitled to a deduction) at the time such Option is exercised unless the optionee makes an election to recognize income at that time. If such election is not made, the optionee will recognize income and the Company will be entitled to a deduction at the time when Section 16(b) of the Exchange Act would no longer apply to such sale.

         Income recognized by the optionee upon exercise of a Nonqualified Stock Option will be taxed as ordinary income. Such income constitutes "wages" with respect to which the Company is required to deduct and withhold federal and state income tax. Pursuant to the 1997 Plan, the exercise of each Nonqualified Stock Option shall be subject to the Company's determination that all withholding taxes and liabilities relating to the Option have been satisfied. At the Company's option, deductions sufficient to satisfy such withholding liability may be made from the wages, salary, bonus or other income to which the optionee would otherwise be entitled.

         Upon the subsequent disposition of shares of Common Stock acquired upon the exercise of a Nonqualified Stock Option, the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and the fair market value of such shares at the time of exercise. If such shares have been held for more than one year at the time of such disposition, the capital gain or loss will be long-term.

         EXERCISING OPTIONS WITH SHARES OF COMMON STOCK. To the extent an optionee pays all or part of the Option Price by tendering shares of Common Stock owned by the optionee, the tax consequences described above generally would apply. However, the number of shares received (upon exercise) equal to the number of shares surrendered in payment of the Aggregate Option Price will have the same basis and tax holding period as the shares surrendered. The additional shares received upon such exercise will have a tax basis equal to the amount of ordinary income recognized and any cash paid on such exercise and a holding period which commences on the date of exercise.

         Under proposed Treasury regulations, if an optionee exercises an Option by tendering shares previously acquired on the exercise of an Incentive Stock Option, a disqualifying disposition will occur if the applicable holding period requirements have not been satisfied with respect to the surrendered stock. The consequences of such a disqualifying disposition is that the optionee may recognize ordinary income at that time.

         ACCELERATION OF STOCK OPTIONS UPON TRANSFER OF CONTROL. Pursuant to the 1997 Plan, the exercisability of Nonqualified Stock Options and Incentive Stock Options may be accelerated. Such acceleration will likely be determined to be, in whole or in part, a "parachute payment" for federal income tax purposes if it arises from any events connected with a change of control of the Company. If the present value of all of the optionee's parachute payments exceeds three times the optionee's average annual compensation for the past five years, the optionee will be subject to a special excise tax of 20% on the "excess parachute payment." Such tax will be applied to the amount of such parachute payment which is in excess of the greater of such average annual compensation of the optionee or an amount which the optionee establishes as reasonable compensation. In addition, the Company will not be allowed a deduction for such "excess parachute payment."

         COMPENSATION DEDUCTION LIMITATION. Upon exercise, Options granted to a "covered employee" with an Aggregate Option Price equal to or greater than the fair market value of the Common Stock at the time of grant should not be subject to the $1,000,000 deduction





                                      27.

cap for compensation paid to certain executives of publicly held corporations such as the Company. The 1997 Plan should satisfy the rules governing exemption from the deduction cap, because (1) shareholders should have received adequate disclosure of the terms of the 1997 Plan in this Proxy Statement, and
(2) the 1997 Plan has been approved by an Option Committee consisting solely of two or more Outside Directors (as defined below) of the Company.

         Upon exercise, Options granted to a covered employee with an Aggregate Option Price less than the fair market value of the Common Stock at the time of grant would be subject to the $1,000,000 deduction cap for the Company. A "covered employee" is an optionee who, on the last day of the taxable year of the Company, is the Chief Executive Officer or one of the four other most highly compensated executive officers for proxy disclosure purposes. An "Outside Director" is a Director who is not (1) a current employee of the Company or related entity, (2) a former employee who is receiving compensation for prior services, (3) a former officer or (4) receiving compensation from the Company in any capacity other than regular Directors' compensation.

         The foregoing summary of the effects of federal income taxation upon optionees and the Company with respect to shares of Common Stock issued under the 1997 Plan does not purport to be complete and reference is made to the applicable provisions of the Code.

         At the 1996 Annual Meeting, shareholders will be asked to approve the adoption of the 1997 Plan. Such approval will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the 1996 Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPANY'S 1997 STOCK OPTION PLAN.


                PROPOSAL 6 -- RATIFICATION OF THE APPOINTMENT OF
                 ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS

         The Audit Committee of the Board has selected Arthur Andersen LLP as independent public accountants to audit the consolidated financial statements of the Company and its consolidated subsidiaries for the year ending March 31, 1997. Arthur Andersen LLP has audited the Company's financial statements annually since the Company's initial public offering in 1993. A member of that firm is expected to be present at the 1996 Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions. If the shareholders do not ratify the selection of Arthur Andersen LLP, if it should decline to act or otherwise become incapable of acting, or if its employment is discontinued, the Audit Committee will appoint independent public accountants for fiscal 1997. Proxies solicited by the Board will be voted in favor of ratification unless shareholders specify otherwise.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR 1997.





                                      28.

                              COMPANY INFORMATION

                            SELECTED FINANCIAL DATA

                      Nine Months Ended December 31, 1996
                        and December 31, 1995 and Fiscal
                         Years Ended 1992 through 1996



                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                 YEARS ENDED MARCH 31,                        DECEMBER 31,
                                   1992       1993       1994       1995       1996           1995      1996
                                   ---------------------------------------------------      ------------------
                                           (in thousands except share data)
 SUMMARY OF OPERATIONS:
 Net Sales                         $ 4,511   $ 21,316   $ 29,395   $ 24,539    $16,814       $13,924    $2,262
 Net income (loss) for the year    (2,023)        235        778   (13,308)    (4,890)       (4,228)   (3,464)
 Net income (loss) per share       (1.18)*       .04*       .26*     (2.99)     (1.10)         (.95)     (.78)

*Pro forma for fiscal year 1992, 1993 and 1994.


                                                                                                     At
                                                              At March 31,                        Dec. 31,
                                           1992        1993       1994       1995       1996        1996
                                        ------------------------------------------------------   ----------
 BALANCE SHEET DATA:
 Working capital ....................   $ (1,290)   $    211   $ 17,760   $  2,589   $ (2,282)   $ (5,116)
 Total assets .......................      5,315      10,299     29,675     22,649     14,483      10,106
 Long-term debt .....................      -----       -----      -----        856        934       1,216
 Minority interest ..................      -----       -----      2,599      2,599      2,599       2,599
 Total shareholders' equity (deficit)      1,018       1,253     16,769      3,355     (2,010)     (5,492)


         In reviewing the selected fiscal year data above, please refer to the more detailed financial information disclosed in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 8. Financial Statements and Supplementary Data" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 which is contained in the Company's Annual Report to Shareholders enclosed herewith, and incorporated herein by reference. Please also refer to the interim Consolidated Balance Sheet at December 31, 1996, the Consolidated Statements of Operations and Consolidated Statements of Cash Flows for the nine months ended December 31, 1995 and 1996, and the discussions in Management's Discussion and Analysis of Financial Condition and Results of Operations for the nine months ended December 31, 1995 and 1996, which follow.





                                      29.

                              GOLDEN SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                                 DEC. 31,     MARCH 31,
                                                                                   1996         1996
                                                                                -----------  -----------
                                                                                (UNAUDITED)
                                                  ASSETS

CURRENT ASSETS:

   Cash and cash equivalents  . . . . . . . . . . . . . . . . . . . . . . .     $       153  $       684
   Restricted cash balances   . . . . . . . . . . . . . . . . . . . . . . .              35          886
   Accounts receivable, net of allowances   . . . . . . . . . . . . . . . .             660        1,349
   Net due from related parties   . . . . . . . . . . . . . . . . . . . . .              36          273
   Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,315        6,643
   Prepaid expenses and other current assets  . . . . . . . . . . . . . . .             468          797
   Income taxes receivable  . . . . . . . . . . . . . . . . . . . . . . . .            --             46
                                                                                -----------  -----------
       Total current assets . . . . . . . . . . . . . . . . . . . . . . . .           6,667       10,678
                                                                                -----------  -----------
PROPERTY, PLANT AND EQUIPMENT, at cost, net of accumulated
   depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,439        3,805
                                                                                -----------  -----------
                                                                                $    10,106  $    14,483
                                                                                ===========  ===========


                                  LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:

   Short-term borrowings  . . . . . . . . . . . . . . . . . . . . . . . . .     $     7,212  $     8,177
   Accounts payable   . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,518        3,596
   Accrued liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .           1,053        1,187
                                                                                -----------  -----------
       Total current liabilities  . . . . . . . . . . . . . . . . . . . . .          11,783       12,960
                                                                                -----------  -----------
NOTES PAYABLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,216          934

COMMITMENTS AND CONTINGENCIES (Note 6)

MINORITY INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,599        2,599

SHAREHOLDERS' DEFICIT:
   Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          16,278       16,278
   Retained earnings (deficit)  . . . . . . . . . . . . . . . . . . . . . .         (21,208)     (17,743)
   Cumulative translation adjustments   . . . . . . . . . . . . . . . . . .            (562)        (545)
                                                                                -----------    ---------
       Total shareholders' deficit  . . . . . . . . . . . . . . . . . . . .          (5,492)      (2,010)
                                                                                -----------    ---------

                                                                                $    10,106    $  14,483
                                                                                ===========    =========




                                      30.

                              GOLDEN SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)
                                  (unaudited)


                                                        NINE MONTHS ENDED
                                                       -------------------
                                                       DEC. 31,    DEC. 31,
                                                         1996       1995
                                                       --------    --------
NET SALES ..........................................   $ 2,262     $13,924

COST OF GOODS SOLD .................................     2,383      14,222
                                                       -------     -------
   Gross loss ......................................      (121)       (298)
                                                       -------     -------
OPERATING EXPENSES:
   Selling, general and administration .............     2,321       2,852
   Engineering .....................................       504         364
                                                       -------     -------
                                                         2,825       3,216
                                                       -------     -------

   Operating loss ..................................    (2,946)     (3,514)
                                                       -------     -------

OTHER INCOME (EXPENSE):

   Interest expense ................................    (1,088)      (868)
   Other income ....................................       570        155
                                                       -------     -------
                                                          (518)       (713)
                                                       -------     -------
   Loss before provision for income taxes ..........    (3,464)     (4,227)

PROVISION FOR INCOME TAXES .........................      --             1
                                                       -------     -------

NET LOSS ...........................................   $(3,464)    $(4,228)
                                                       =======     =======

NET LOSS PER SHARE .................................   $   (.78)   $   (.95)
                                                       ========    ========

WEIGHTED AVERAGE NUMBER OF OUTSTANDING SHARES ......      4,450       4,450
                                                       ========    ========





                                      31.

                              GOLDEN SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (unaudited)


                                                                                  NINE MONTHS ENDED
                                                                               ----------------------

                                                                                DEC. 31,     DEC. 31,
                                                                                  1996         1995
                                                                                ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   (3,464)  $   (4,228)

   Adjustments to reconcile net loss to net cash provided by (used in)
       operating activities:
       Depreciation and amortization expense  . . . . . . . . . . . . . . .           340          302
       Provision for losses on accounts receivable  . . . . . . . . . . . .           266           31
       Provision for losses on inventories  . . . . . . . . . . . . . . . .            45           45
       Decrease (increase) in:
          Accounts receivable   . . . . . . . . . . . . . . . . . . . . . .           423        2,008
          Inventories   . . . . . . . . . . . . . . . . . . . . . . . . . .         1,283        1,371
          Prepaid expenses and other current assets   . . . . . . . . . . .           375          715
       Increase (decrease) in:
          Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . .           (78)         680
          Accrued liabilities   . . . . . . . . . . . . . . . . . . . . . .          (134)         306
                                                                               ----------   ----------
              Net cash provided by (used in) operating activities . . . . .          (944)       1,230
                                                                               ----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Dispositions of property, plant & equipment, net   . . . . . . . . . . .            25          247
   Restricted cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           851         (167)
                                                                               ----------   ----------
       Net cash provided by (used in) investing activities  . . . . . . . .           876           80
                                                                               ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Short-term borrowings, net of (repayments)   . . . . . . . . . . . . . .          (965)      (1,271)
   Borrowings under notes payable   . . . . . . . . . . . . . . . . . . . .           282           59
   Net change in related party balances   . . . . . . . . . . . . . . . . .           237           14
                                                                               ----------   ----------
       Net cash used in financing activities  . . . . . . . . . . . . . . .          (446)      (1,198)
                                                                               ----------   ----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
   EQUIVALENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (17)        (803)
                                                                               ----------   ----------

NET DECREASE IN CASH AND CASH EQUIVALENTS . . . . . . . . . . . . . . . . .          (531)        (691)


CASH & CASH EQUIVALENTS, beginning of period  . . . . . . . . . . . . . . .           684        1,497
                                                                               ----------   ----------
CASH & CASH EQUIVALENTS, end of period  . . . . . . . . . . . . . . . . . .    $      153   $      806
                                                                               ==========   ==========





                                      32.

                              GOLDEN SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996
                                  (UNAUDITED)


Note 1.          GENERAL

         In management's opinion, all adjustments, which are necessary for a fair presentation of financial condition and results of operations, are reflected in the accompanying interim consolidated financial statements. All amounts are unaudited, except the March 31, 1996 balance sheet. This report should be read in conjunction with the audited consolidated financial statements, notes, and disclosures presented in the Company's 1996 Annual Report on Form 10-K. Footnotes and other disclosures which would substantially duplicate the disclosures in the Company's audited financial statements for the fiscal year ended March 31, 1996 contained in the Company's 1996 Annual Report on Form 10-K, have been omitted. The interim financial information herein is not necessarily representative of operations for a full year.

Note 2.          RISKS AND FUTURE OPERATIONS

         The Company has incurred significant losses from operations in fiscal years 1995 and 1996 and during the nine months ended December 31, 1996, has negative working capital of $5,116,000 and a retained deficit of $21,208,000. While the Company is seeking to develop and implement its new business strategy, substantial doubt remains about the Company's ability to continue as a going concern. Also, a significant portion of the Company's short-term borrowings with Indian banks were due for renewal prior to March 31, 1996, and the Company has suffered a substantial decline in net sales in fiscal years 1995 and 1996 and the nine months ended December 31, 1996.

         Since March 31, 1996, the Company has been negotiating with certain Indian banks for an extension of payment terms of existing debt as well as an extension of credit to support planned production and sales. The Company's indebtedness to these banks at December 31, 1996 was approximately $7,600,000. Currently, the consortium of banks has expressed interest in assisting the Company with its request. In addition, certain members of the Tandon family (the Company's largest shareholders) have proposed a plan of recapitalization of the Company, which is subject to certain conditions among which are (1) approval by a Special Committee of outside directors of the Board of Directors,
(2) negotiation of a definitive agreement, and (3) approval by the shareholders. The proposed plan of recapitalization would require those participating members of the Tandon family to invest $2 million in cash and certain members of management to invest $250,000 in cash. The proposed per-share stock purchase price is $0.15, which exceeded both the public bid and ask prices at the time of the proposal. The recapitalization plan also includes actions by the Tandon family, who have personally guaranteed the Indian bank debt, to obtain a standstill from these banks at no material cost to the Company. This proposed plan is currently being evaluated by a Special Committee of outside directors of the Board of Directors.

         There can be no assurance, though, that the Company will be able to successfully increase sales or reduce operating costs, raise sufficient capital to meet its current operating needs, or renew its obligations to the Indian banks.





                                      33.

Note 3.          INVENTORIES

         Inventories are valued at the lower of cost (first in, first out) or market. Cost includes cost of material, freight and manufacturing overhead. Inventories consist of the following (in thousands):


                                 March 31, 1996                Dec. 31, 1996
                                 --------------                -------------
          Raw materials                  $5,575                       $4,662
          Work-in-progress                  780                          390
          Finished goods                    288                          263
                                 --------------                -------------
                                         $6,643                       $5,315
                                 ==============                =============

Note 4.      ORDER CANCELLATION SETTLEMENT

         In November 1996, the Company entered into a release and settlement agreement with a former customer relating to an order cancellation. Net proceeds to the Company, after expenses incurred to negotiate the settlement, approximated $670,000. Consistent with the accounting for such settlements, $670,000 has been included in net sales for the three months ended December 31, 1996 and for the nine months then ended.

Note 5.      LITIGATION SETTLEMENT

         In April 1996, the Company settled a lawsuit with an outside contractor. Under the agreement, the Company received a cash settlement (the agreement prohibits the disclosure of the amount) of which $163,000 related to the reimbursement of legal expenses incurred in fiscal year 1996, and accordingly, this amount was recorded as a reduction of legal expenses in fiscal year 1996. The balance of the settlement has been recorded together with other items as other income for the nine months ended December 31, 1996.

Note 6.      COMMITMENTS AND CONTINGENCIES

         For a description of commitments and contingencies, refer to Note 11 to the Combined/Consolidated Financial Statements contained in the 1996 Annual Report on Form 10-K.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


                  NINE MONTHS ENDED DECEMBER 31, 1996 AND 1995

RESULTS OF OPERATIONS

         NET SALES. Sales for the nine months ended December 31, 1996 were $2,262,000 compared to $13,924,000 for the first nine months of the prior fiscal year. This decline of approximately 84% is due to the continuing adverse effects of the product returns in the third quarter of fiscal year 1995 by the Company's then major customer. Since the product returns occurred, the Company was successful in increasing its sales volume with its newly established primary customer, IBM, through December 1995, however, it has not been successful in building its sales volume with other existing customers or in establishing new customers. Additionally, the Company has been notified by IBM that it is reducing its number of vendors for power supplies to those who are the larger and best financially prepared to support their needs and the Company no longer meets its new vendor criteria. The Company's future marketing and sales strategy will be the re-evaluation of the second tier OEM power supply business which is primarily made up of customers requiring strong engineering support and lower volumes but with significantly higher selling prices and gross margins. The success of this strategy will be contingent upon the Company's ability to





                                      34.

obtain new capital resources. Included in net sales for the current year to date period is approximately $670,000 of net settlement proceeds relating to an order cancellation by a former customer.

         GROSS LOSS. Gross loss for the current nine month period of $121,000 was much higher as a percent of sales than the $298,000 gross loss in the prior year due principally to a major decline in manufacturing capacity utilization which has resulted in significant unabsorbed direct manufacturing overhead. This overhead expense has been partially offset by the sale of reworked inventory which was previously written off and the net settlement proceeds of approximately $670,000 related to the previously mentioned order cancellation.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses of $2,321,000 for the nine months ended December 31, 1996 were 19% less than the comparable period in the prior year, due to continuing efforts to reduce costs. However, engineering expenses of $504,000 were 38% higher than the prior year, as the Company builds its engineering support to meet the product demands of customers manufacturing electronic equipment other than personal computers.

         INTEREST EXPENSE. Interest expense of $1,088,000 for the current nine month period compares to $868,000 for the same period in the prior fiscal year. This increase is due principally to the higher interest rates the Company is incurring on short-term debt that is currently delinquent.

         OTHER INCOME. Other income of $570,000 for the nine months ended December 31, 1996 is substantially higher than the $155,000 for the nine months ended December 31, 1995 because of the inclusion in the current period of proceeds received in settlement of a lawsuit with an outside contractor.

         NET LOSS. Net loss for the nine months ended December 31, 1996 was $3,464,000 versus a net loss of $4,228,000 for the same period in the prior year. The reasons for this loss are set forth in the foregoing discussion.

LIQUIDITY AND CAPITAL RESOURCES

         OPERATING ACTIVITIES. During the nine months ended December 31, 1996 the Company consumed $944,000 for operating activities. The major reason for this negative cash from operating activities is the net loss from operations offset in part by certain non-cash charges and the liquidation of inventories and accounts receivable as the Company winds down its business with manufacturers of personal computers.

         INVESTING ACTIVITIES. Cash provided by investing activities during the first nine months of fiscal year 1997 was $876,000 due principally to a decrease in restricted cash which was securing certain bank obligations.

         FINANCING ACTIVITIES. Cash used in the first nine months of fiscal year 1997 for financing activities aggregated $446,000. The primary factor contributing to this amount relates to net repayments of short-term borrowings totaling $965,000. This was partially offset by $282,000 in additional long-term borrowings and collection of related party balances.

         The Company believes that current liquidity and capital resources are not sufficient to continue operations beyond the next several months. However, the Company is discussing the restructuring of its debt with certain Indian banks and a plan of recapitalization, as previously disclosed in "Item 1. Business" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 which is contained in the Company's Annual Report to Shareholders enclosed herewith, and incorporated herein by reference.

         Shortly after the close of the third quarter of fiscal 1997, the Company's current liquidity and capital resources became insufficient to cover current operating expenses. Consequently, the Tandon family is making temporary advances to the Company to provide working capital needed to continue operations until the previously disclosed recapitalization plan and debt restructuring with certain Indian banks can be concluded or other financing can be obtained.





                                      35.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's Directors and certain of its officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Insiders are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes that its Insiders complied with all applicable Section 16(a) filing requirements for fiscal 1996.

                                 OTHER BUSINESS

         The Company is not aware of any other business to be presented at the 1996 Annual Meeting. All shares represented by Company proxies will be voted in favor of the proposals of the Company described herein unless otherwise indicated on the form of proxy. If any other matters properly come before the meeting, Company proxy holders will vote thereon according to their best judgment.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

         Any shareholder who wishes to present a proposal for action at the 1997 Annual Meeting and who wishes to have it set forth in the corresponding proxy statement and identified in the corresponding form of proxy prepared by management must notify the Company no later than May 22, 1997 in such form as required under the rules and regulations promulgated by the Securities and Exchange Commission.

                                 ANNUAL REPORTS

         A copy of the 1996 Annual Report to Shareholders (which includes the Company's Annual Report on Form 10-K) is being mailed to each shareholder of record together with this Proxy Statement. The Company has also filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended March 31, 1996. This Report contains information concerning the Company and its operations. A COPY OF THIS REPORT WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO J.L. Tandon at 2125-C Madera Road, Simi Valley, California 93065. Such reports are not a part of the Company's soliciting material.

                            PROXIES AND SOLICITATION

         Proxies for the 1996 Annual Meeting are being solicited by mail directly and through brokerage and banking institutions. The Company will pay all expenses in connection with the solicitation of proxies. In addition to the use of mails, proxies may be solicited by Directors, officers and regular employees of the Company personally or by telephone. The Company may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to principals and obtaining their proxies (plus paying fees of up to $5,000 to First National Bank of Boston for soliciting such proxies from brokers and other persons holding stock in their names, or in the names of nominees).

         All shareholders are urged to complete, sign and promptly return the enclosed proxy card.

                                 By Order of the Board of Directors


                                 J.L. TANDON
                                 Chief Executive Officer,
                                 Chief Financial Officer and Secretary

Simi Valley, California
April 18, 1997





                                      36.

                                    ANNEXES

Annex A -        Form of Stock Purchase Agreement among the Company, J.L.
                 Tandon, Clady International Corporation and certain members of management and key employees listed therein (with exhibits attached thereto, including Exhibit A--Form of Subscription
                 Agreement and Exhibit D--Form of Bridge Note).

Annex B -        Fairness Opinion of Wedbush Morgan Securities.

Annex C -        Form of Restated Articles of Incorporation of Cortech Systems,
                 Inc.

Annex D -        Golden Systems, Inc. 1997 Stock Option Plan.





                                      37.

                                                                         ANNEX A



                        ---------------------------------


                            STOCK PURCHASE AGREEMENT


                                     among


                              GOLDEN SYSTEMS, INC.,


                               JAWAHAR L. TANDON,


                        CLADY INTERNATIONAL CORPORATION


                                      AND

 THE MANAGEMENT INVESTORS ON THE SIGNATURE PAGES TO THE SUBSCRIPTION AGREEMENTS
                                ATTACHED HERETO


                        ---------------------------------

                           DATED AS OF MARCH 31, 1997

                        ---------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I         THE TRANSACTIONS  . . . . . . . . . . . . . . . . . . .    2
           1.1    Purchase and Sale   . . . . . . . . . . . . . . . . . .    2
           1.2    Purchase Price  . . . . . . . . . . . . . . . . . . . .    2
           1.3    Bridge Note   . . . . . . . . . . . . . . . . . . . . .    2
           1.4    Payment of Purchase Price   . . . . . . . . . . . . . .    2
           1.5    The Initial and Secondary Closings  . . . . . . . . . .    3

ARTICLE II        REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS  . . .    4
           2.1    Organization  . . . . . . . . . . . . . . . . . . . . .    4
           2.2    Authority   . . . . . . . . . . . . . . . . . . . . . .    4
           2.3    No Violation  . . . . . . . . . . . . . . . . . . . . .    4
           2.4    Brokers   . . . . . . . . . . . . . . . . . . . . . . .    5
           2.5    Funds Available   . . . . . . . . . . . . . . . . . . .    5
           2.6    Securities Act Representation   . . . . . . . . . . . .    5

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY   . . . .    5
           3.1    Corporate Organization  . . . . . . . . . . . . . . . .    5
           3.2    Capital Stock   . . . . . . . . . . . . . . . . . . . .    6
           3.3    Newly Issued Shares   . . . . . . . . . . . . . . . . .    6
           3.4    Authority   . . . . . . . . . . . . . . . . . . . . . .    6
           3.5    No Violation  . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE IV        COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . .    7
           4.1    Proxy Statement and Meeting of Company's Shareholders      7
           4.2    Board Representation  . . . . . . . . . . . . . . . . .    8
           4.3    Registration Rights   . . . . . . . . . . . . . . . . .    8
           4.4    Bank Standstill   . . . . . . . . . . . . . . . . . . .   16
           4.5    Best Efforts  . . . . . . . . . . . . . . . . . . . . .   16
           4.6    Consents  . . . . . . . . . . . . . . . . . . . . . . .   17
           4.7    Use of Proceeds   . . . . . . . . . . . . . . . . . . .   17

ARTICLE V         CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . .   17
           5.1    Conditions to Each Party's Obligations  . . . . . . . .   17
           5.2    Conditions to the Obligations of the Company  . . . . .   18
           5.3    Conditions to the Obligations of the Purchasers   . . .   19

ARTICLE VI        MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . .   21
           6.1    Termination   . . . . . . . . . . . . . . . . . . . . .   21
           6.2    Amendment   . . . . . . . . . . . . . . . . . . . . . .   21





                                       i.

                                                                           Page
                                                                           ----
           6.3    Waiver  . . . . . . . . . . . . . . . . . . . . . .. .   21
           6.4    Survival  . . . . . . . . . . . . . . . . . . . . .. .   21
           6.5    Notices   . . . . . . . . . . . . . . . . . . . . .. .   21
           6.6    Headings; Agreement   . . . . . . . . . . . . . . .. .   22
           6.7    Publicity   . . . . . . . . . . . . . . . . . . . .. .   22
           6.8    Entire Agreement  . . . . . . . . . . . . . . . . .. .   22
           6.9    Conveyance Taxes  . . . . . . . . . . . . . . . . .. .   22
           6.10   Assignment  . . . . . . . . . . . . . . . . . . . .. .   23
           6.11   Counterparts  . . . . . . . . . . . . . . . . . . .. .   23
           6.12   Governing Law   . . . . . . . . . . . . . . . . . .. .   23
           6.13   Third Party Beneficiaries   . . . . . . . . . . . .. .   23
           6.14   Costs and Expenses  . . . . . . . . . . . . . . . .. .   23





                                      ii.

                                    EXHIBITS
Exhibit A                  Form of Subscription Agreement
Exhibit B                  Investment by the Tandons
Exhibit C                  Investment by the Management Investors
Exhibit D                  Form of Bridge Note





                                      iii.

                            STOCK PURCHASE AGREEMENT


                 STOCK PURCHASE AGREEMENT ("Agreement") dated as of March 31, 1997 by and among Golden Systems, Inc., a California corporation (the "Company"), Jawahar L. Tandon ("J.L. Tandon") and Clady International Corporation, a Panamanian corporation ("Clady"), and such investors, listed on Exhibit C attached hereto, who are members of management and key employees of the Company and who executed the form of Stock Subscription Agreement (the "Subscription Agreement") attached hereto as Exhibit A (the "Management Investors" and, together with Clady, the "Purchasers").


                                R E C I T A L S:

                 WHEREAS, the Purchasers wish to purchase from the Company, and the Company wishes to sell to the Purchasers, the number of shares of common stock, no par value, of the Company (the "Common Stock") as is set forth in
Section 1.1 below, on the terms and subject to the conditions set herein;

                 WHEREAS, in connection with transactions contemplated herein, J.L. Tandon requested from certain members of management and certain key employees of the Company that they make a contemporaneous, personal, financial commitment to the Company. In response, those members of management and key employees proposed that they be given the opportunity to invest in the Company on substantially the same terms as Clady;

                 WHEREAS, such Management Investors have previously agreed to make such contemporaneous, personal, financial commitment to the Company by purchasing shares of Common Stock and by consummating the transactions contemplated herein on the terms and conditions set forth below; and

                 WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.


                               A G R E E M E N T:

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged, and in order to set forth the terms and conditions of the transactions described herein and the mode of carrying the same into effect, the parties hereby agree as follows:





                                       1.

                                   ARTICLE I

                                THE TRANSACTIONS

                 1.1      Purchase and Sale.

                          (a)     Subject to the terms and conditions of this
Agreement, Clady agrees to purchase from the Company and the Company agrees to sell to Clady at the Initial Closing (as defined below) the number of shares of Common Stock set forth opposite each person's or entity's name on Exhibit B hereto, the aggregate number of shares being 13,333,333 (the "Tandon Shares").

                          (b)     Subject to the terms and conditions of this
Agreement, the Management Investors agree to purchase from the Company and the Company agrees to sell to the Management Investors at the Secondary Closing (as defined below) the number of shares of Common Stock set forth opposite each Management Investor's name on Exhibit C hereto, the aggregate number of shares being 1,666,667 (the "Management Shares" and collectively with the Tandon Shares, the "Shares"). Each Subscription Agreement executed by a Management Investor shall be attached hereto and become a part of this Agreement.

                 1.2 Purchase Price. The purchase price to be paid for each Share of Common Stock shall be $0.15 (the "Share Price"), constituting an aggregate purchase price for the Shares of $2,250,000 (the "Purchase Price").

                 1.3 Bridge Note. Because the Company does not have a sufficient number of shares of capital stock authorized to issue all of the Shares, at the Initial Closing, the Company will deliver to Clady a total of 850,000 Shares, together with a bridge promissory note in the principal amount of $1,872,499.95 which, subject to the receipt of prior shareholder approval, shall be prepaid by the Company by issuing shares of Common Stock to Clady at the rate of one share per $0.15 of principal outstanding thereunder (the "Bridge Note"), the terms and conditions of which are set forth in the form of bridge promissory note attached hereto as Exhibit D, which shall substitute for 12,483,333 Shares which would otherwise be issued to Clady at the Initial Closing.

                 1.4      Payment of Purchase Price.

                          (a)     Payment by Clady of its portion of the
Purchase Price shall be made as follows: (a) $1,313,397.21 in cash via wire transfer of immediately available funds on the Initial Closing Date (as defined below), (b) cancellation by Clady as the holder on the Initial Closing Date of certain short-term promissory notes having an aggregate principal amount of $680,000 (the "Short-Term Notes") that were issued to J.L. Tandon in exchange for cash advances made by J.L. Tandon to the Company pending the execution of this Agreement, and (c) forgiveness by Clady as the holder of the Short-Term Notes of $6,602.74 accrued interest on the Short-Term Notes on the Initial Closing Date (such that as of the





                                       2.

Initial Closing Date, the Short-Term Notes shall have been paid in full). At the Initial Closing, the Company shall deliver to Clady one or more certificates representing 850,000 Shares purchased by Clady and the Bridge Note in accordance with Section 1.3 hereof.

                          (b)     In consideration of the fact that the
Management Investors reside outside of the United States and of certain personal financial situations of certain Management Investors, payment by the Management Investors of their portion of the Purchase Price ($250,000.05 in the aggregate) shall be made by money order or personal check which must be actually received by the Company on or prior to the Secondary Closing Date (as defined below). At the Secondary Closing (as defined below), the Company shall deliver to each of the Management Investors a certificate representing the number of Shares (1,666,667 in the aggregate) purchased by each such Management Investor.

                 1.5      The Initial and Secondary Closings.

                          (a)     Subject to the fulfillment of the conditions
precedent specified in Article V hereof (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions precedent), the purchase and sale of the Tandon Shares shall be consummated at an initial closing (the "Initial Closing") to be held at the offices of Riordan & McKinzie, on March 31 at 9:00 a.m., California time, or as soon as practicable following the satisfaction or waiver of all conditions precedent specified in Article V hereof, or at such other place and time as the Company and Clady shall mutually agree after the satisfaction or waiver of all conditions precedent specified in Article V hereof (the date on which the Initial Closing occurs being herein referred to as the "Initial Closing Date").

                          (b)     Subject to the fulfillment of the conditions
precedent specified in Article V hereof (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions precedent), the purchase and sale of the Management Shares shall be consummated at a secondary closing (the "Secondary Closing") to be held at the offices of Riordan & McKinzie, at a time and date reasonably designated by the Company on or prior to June 7, 1997 which shall coincide with the time and date of the Company's prepayment (subject to shareholder approval) of the Bridge Note, or as soon as practicable following the satisfaction or waiver of all conditions precedent specified in Article V hereof (the date on which the Secondary Closing occurs being herein referred to as the "Secondary Closing Date").





                                       3.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF THE PURCHASERS

                 Each of the Purchasers, severally but not jointly, represents and warrants to the Company, as to all matters relevant thereto, as follows:

                 2.1 Organization. Such Purchaser is either (a) a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction or (b) a natural person (or nominee of a natural person) who is either a resident of the State of California, the State of Texas or a resident of a jurisdiction outside of the United States.

                 2.2 Authority. If such Purchaser is a corporation (the "Corporation"), (i) such Corporation has full corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby, to carry out its obligations hereunder and to consummate the transactions contemplated on its part hereby, (ii) the execution, delivery and performance by such Corporation of this Agreement and each other agreement contemplated hereby have been duly authorized by all necessary corporate action on the part of such Corporation and (iii) no other action on the part of such Corporation is necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by such Corporation or the performance by such Corporation of its obligations hereunder. With respect to all Purchasers, this Agreement, and with respect to J.L. Tandon only, the Bank Standstill Agreement (as defined herein), have been duly executed and delivered by such Purchaser and constitute a legal, valid and binding agreement of such Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). If such Purchaser is a Management Investor, the Subscription Agreement to be executed by such Purchaser in connection with this Agreement on or prior to the Initial Closing Date will be duly executed and delivered by such Purchaser, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 2.3 No Violation. The execution and delivery of this Agreement and, for J.L. Tandon, the Bank Standstill Agreement (as defined herein), and, for the Management Investors, the Subscription Agreement, by such Purchaser, the performance by such Purchaser of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to





                                       4.

such Purchaser, (b) require the consent, waiver, approval, license or authorization of or any filing by such Purchaser with any person or governmental authority, except for filings to be made in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Regulation D as promulgated under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws, or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, partnership agreement, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which such Purchaser is subject or by which such Purchaser is bound, except for any of the foregoing matters which would not have, individually or in the aggregate, a material and adverse effect upon the operations, financial condition, prospects or results of operations of such party (a "Material Adverse Effect").

                 2.4 Brokers. Such Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

                 2.5 Funds Available. Such Purchaser has funds available, or commitments from third parties to provide funds, sufficient to pay such Purchaser's respective portion of the Purchase Price.

                 2.6 Securities Act Representation. Such Purchaser is an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act and an "excluded purchaser" under Title 10, California Code of Regulations Section 260.102.12. Such Purchaser is not purchasing such Purchaser's respective portion of the Shares with a view to a distribution or resale of any of such securities in violation of any applicable securities laws.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                 Company represents and warrants to each of the Purchasers as follows:

                 3.1 Corporate Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which it currently carries on business, except where the failure to be so qualified or licensed or be in good standing would not reasonably be





                                       5.

expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. With respect to the Company, a "Material Adverse Effect" shall refer to the Company and its subsidiaries on a consolidated basis. True and complete copies of the Articles of Incorporation and the Bylaws of the Company, each as amended to date, have been delivered to the Purchasers.

                 3.2 Capital Stock. The authorized capital stock of the Company consists in its entirety of 6,000,000 shares of Common Stock, of which, as of the date hereof, 4,449,998 are issued and outstanding. All of the outstanding shares of Common Stock have been duly and validly authorized and issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

                 3.3 Newly Issued Shares. The Shares to be sold and issued by the Company to the Purchasers in accordance with the terms of this Agreement have been duly authorized, subject to shareholder approval, and, when issued as contemplated hereby, including upon prepayment of the Bridge Note, if applicable, will be validly issued, fully paid and non-assessable and no other person has any preemptive right, option, warrant, subscription agreement or other right with respect to such Shares. Upon the issuance of the Shares, the Purchasers will acquire good and marketable title to the Shares free and clear of any and all liens, encumbrances, security interests, preemptive rights, adverse claims or equities or rights in favor of another ("Encumbrances"), except such Encumbrances as may be created pursuant to this Agreement.

                 3.4 Authority. The Company has full corporate power and authority to execute and deliver this Agreement, the Bridge Note, and each other agreement contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other agreement contemplated hereby and the consummation of the transactions contemplated on its part hereby and thereby have been duly authorized by the Board, and no other corporate proceedings on the part of the Company, except for the approval by the shareholders of the Company to (a) the Company's issuance of the Shares to be issued in prepayment of the Bridge Note pursuant to this Agreement and (b) the amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company to 50,000,000 shares at the annual meeting of shareholders of the Company to be held in the manner set forth in Section 4.1 hereof, and the filing with the California Secretary of State of the Certificate of Amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company to 50,000,000 shares, are necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by the Company or the performance by the Company of its obligations hereunder. This Agreement has been duly executed and delivered by the Company and constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to





                                       6.

general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Agreement and the transactions contemplated hereby have been approved by the Board of Directors (the "Board") of the Company upon the recommendation of the Independent Directors Committee of the Board.

                 3.5 No Violation. The execution and delivery by the Company of this Agreement and each other agreement contemplated hereby, the performance by the Company of its obligations hereunder and the consummation by it of the transactions contemplated hereby will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Company, or (b) require the consent, waiver, approval, license or authorization of or any filing by the Company with any person or governmental authority, except for filings to be made in connection with or in compliance with the provisions of the Exchange Act, Regulation D as promulgated under the Securities Act, applicable state securities laws, and the shareholder approval referenced in Section 3.4 above.


                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

                 4.1      Proxy Statement and Meeting of Company's
Shareholders.

                          (a)     As soon as reasonably practicable following
the date hereof, Company shall prepare and file with the Securities and Exchange Commission (the "Commission"), and, within three (3) business days following clearance with the Commission, mail to its shareholders the Proxy Statement with respect to the annual meeting of the Company's shareholders to consider and vote, among other things, upon the issuance of the Shares as contemplated hereby. The Board of Directors of the Company shall recommend such approval and take all reasonable lawful action to solicit such approval. Each Purchaser agrees to assist and cooperate with the Company in the preparation of the Proxy Statement with respect to information therein concerning any such Purchaser.

                          (b)     The Company, on the one hand, and each
Purchaser, on the other hand, hereby represents, warrants and agrees with the other that the Proxy Statement will not, at the time the Proxy Statement is mailed, and at the date of the meeting of the shareholders of the Company held to approve the matters described therein, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval of the transactions contemplated by this Agreement in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is being made by either party with respect to information supplied by the other party for inclusion in the Proxy Statement. The





                                       7.

Company further represents, warrants and agrees that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement and form of proxy, or any information statement filed under the Exchange Act, as the case may be, that may be provided to shareholders of the Company in connection with the transactions contemplated by this Agreement (including any supplements), and any schedules required to be filed with the Commission in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."

                          (c)     The Company shall take all actions necessary
in accordance with the California Corporations Code and the bylaws of the Company to duly call, give notice of, convene and hold a meeting of its shareholders within forty-five (45) calendar days after the mailing of the Proxy Statement to approve the matters set forth therein.

                 4.2      Board Representation.

                 Following the issuance of all of the Tandon Shares, the Company will cooperate in causing the election of sufficient nominees of Clady such that the Clady nominees, including J.L. Tandon who presently serves on the Board, would constitute a majority of the Board.

                 4.3      Registration Rights.

                          (a)     Demand Registration.

                               (i)         Request for Demand Registration.  At
any time after June 7, 1998, Purchasers (the "Initiating Holders") holding in the aggregate at least 33.3% of the Shares issued as contemplated under the terms of this Agreement, excluding from both the numerator and denominator for the purpose of such 33% calculation, any Shares which have been resold pursuant to the exemption from registration provided by Rule 144 (as recently amended) of the Securities Act, any Shares which are eligible for resale without registration pursuant to Rule 144(k) of the Securities Act or any other similar broad transfer exemption under the federal securities laws, and any Shares which have been previously publicly registered and resold, whether pursuant to this Agreement or otherwise (the "Registrable Securities") shall be entitled to request in writing that the Company use its best efforts to effect the registration under the Securities Act, and under the securities or "blue sky" laws of any jurisdiction designated by such Initiating Holders, of all or part of such Initiating Holders' Registrable Securities in accordance with this
Section 4.3 (a "Demand Registration"). Any such request for a Demand Registration shall specify the amount of Registrable Securities proposed to be sold and the intended method of disposition thereof. Upon receiving a request for a Demand Registration, the Company will, as provided in this Section 4.3, use its best efforts to effect the registration under the Securities Act of (i) the Registrable Securities which the Company has been so requested by the Initiating Holders to register and (ii) all other shares of Common Stock which the Company has been requested in





                                       8.

writing to register by such Purchasers (which requests shall specify the number of shares of Common Stock proposed to be sold and the intended method of disposition thereof and shall be given to the Company within 30 days after the giving of such written notice of the Demand Registration by the Company).

                              (ii)         Limitation on Demand Registrations.
Notwithstanding anything to the contrary set forth in Section 4.3(a)(i), the Company shall not be obligated to file a Registration Statement with respect to a Demand Registration upon a request by the Initiating Holders under Section 4.3(a)(i) if (w) the Company has any other Registration Statement on file but not yet declared effective, (x) the Company has filed any other Registration Statement that has an effective date within a period of 180 days prior to the filing of the Registration Statement with respect to the Demand Registration,
(y) Registrable Securities having an anticipated aggregate net offering price of less than $5,000,000 are to be registered in such Demand Registration or (z) the Company has paid the Registration Expenses (as hereinafter defined) for the maximum number of Demand Registrations for which it is obligated to pay under
Section 4.3(a)(iv).

                             (iii)         Effective Demand Registration.  A
registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold and (ii) 180 days; provided, however, that a registration shall not constitute a Demand Registration if (x) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Initiating Holders and such interference is not thereafter eliminated or (y) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Initiating Holders.

                              (iv)         Expenses.  The Company will pay all
registration expenses, including without limitation, attorneys' fees (including one legal counsel for the selling shareholders), accountants' fees, filing fees and printing costs, but excluding sales commissions and underwriting discounts ("Registration Expenses"), in connection with three Demand Registrations under this Section 4.3 (a) that either become effective under the Securities Act or are withdrawn prior to the effective date thereof; provided, however, that the Company shall be obligated to pay all Registration Expenses in connection with only two Demand Registrations under this Section 4.3 that either become effective under the Securities Act or are withdrawn prior to the effective date thereof if (i) there shall have been an Incidental Registration (as hereinafter defined) pursuant to Section 4.3(b) and (ii) the Company shall have registered in such Incidental Registration Registrable Securities held by the Purchasers having an anticipated aggregate net offering price of not less than $5,000,000; provided further, that any such withdrawal as the result of the actions of any persons other than the Initiating Holders, or based upon material adverse information relating to the





                                       9.

Company that is different from the information known by or available (upon request from the Company or otherwise) to the Initiating Holders at the time of their request for a Demand Registration under this Section 4.3, shall not diminish the number of registrations in connection with which the Company agrees to pay Registration Expenses; and provided further, that if such withdrawal is the result of the actions of the Initiating Holders, then such Initiating Holders may in their sole and unlimited discretion elect to bear the Registration Expenses of such Demand Registration, in which case such registration shall not be counted as a Demand Registration pursuant to this
Section 4.3. In the event that the Initiating Holders elect to bear the Registration Expenses (and underwriting discounts and commissions and transfer taxes, if any) in connection with any Demand Registration requested under this
Section 4.3, such Registration Expenses shall be apportioned among the holders whose shares of Common Stock are then being registered, on the basis of the respective amounts (by number of shares) of Common Stock then being registered by them or on their behalf.

                               (v)         Underwriting Procedures.  If the
Initiating Holders so elect, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter (as hereinafter defined) selected in accordance with Section 4.3(vi). With respect to any firm commitment underwritten offering, the Company shall enter into a reasonable and customary underwriting agreement with the Approved Underwriter. If the Approved Underwriter advises the Company in writing that in its opinion the aggregate amount of Common Stock requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then the Company shall include in such registration only the aggregate amount of Common Stock that in the opinion of the Approved Underwriter may be sold without any such material adverse effect and shall reduce, as to the Initiating Holders, the amount of Common Stock to be included in such registration, pro rata within such group based on the number of Registrable Securities and other shares of Common Stock included in the request for registration pursuant to Section 4.3(a)(i); provided, however, that the amount of Common Stock held by any selling shareholders other than the Purchasers and intended to be included in such offering shall be reduced in its entirety prior to any pro rata reduction of the number of Registrable Securities or other shares of Common Stock to be sold by the Purchasers in such offering.

                              (vi)         Selection of Underwriters.  If any
Demand Registration of Registrable Securities is in the form of an underwritten offering, the Initiating Holders holding a majority of the Registrable Securities held by all such Initiating Holders shall select and obtain an investment banking firm of national reputation to act as the managing underwriter of the offering (the "Approved Underwriter"); provided, however, that the Approved Underwriter shall, in any case, be acceptable to the Company in its reasonable judgment.





                                      10.

                          (b)     Incidental or "Piggy-Back" Registration; Form
S-3.

                               (i)         Request for Incidental Registration.
If the Company, at any time or from time to time, proposes to register any of its shares of Common Stock for its own account under the Securities Act (other than a registration of shares of Common Stock solely in connection with any plan for the acquisition of shares of Common Stock by employees of the Company or any dividend reinvestment plan, and other than a registration of shares of Common Stock, the Registration Statement pertaining to which does not permit secondary sales or include substantially the same information as would be required to be included in a Registration Statement covering the sale of Registrable Securities), then it will at each such time give written notice (given at least 30 days prior to the proposed filing date) describing the proposed registration and distribution to each of the Purchasers of its intention to do so and, upon the written request of each of the Purchasers, made within 30 days after the receipt of any such notice (which request shall specify the amount of Registrable Securities proposed to be sold by such Purchasers and the intended method of disposition thereof), the Company will, as provided in Section 4.3(c), use its best efforts to effect the registration under the Securities Act (and pay the Registration Expenses in connection therewith) of all of the Registrable Securities that the Company has been so requested to register by the Purchasers, to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities to be registered (each, an "Incidental Registration"); provided, however, that if, at any time after giving written notice of its intention to register any of its shares of Common Stock and prior to the effective date of the Registration Statement filed in connection with such Incidental Registration, the Company shall determine for any reason not to register such shares of Common Stock, the Company may, at its election, give written notice of such determination to each of the Purchasers and, thereupon, shall be relieved from its obligation to register any Registrable Securities in connection with such Incidental Registration (but not from its obligation to pay the Registration Expenses in connection therewith). In connection with any Incidental Registration under this Section 4.3(b)(i) involving an underwriter, or a distribution with the assistance of a selling agent, the right of any Purchaser to participate in such Incidental Registration shall be conditioned upon such Purchaser's participation in such underwriting or distribution.

                              (ii)         Registration on Form S-3.

                                        (1)     After the Initial Closing Date,
                 the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S- 3, in addition to the rights contained in the foregoing provisions of this Section 4.3, the Holders of Registrable Securities shall be entitled to request in writing that the Company use its best efforts to effect a registration on Form S-3 (and pay the Registration Expenses in connection therewith) of all or a part of such Initiating Holders' Registrable Securities (any such request shall specify the number of shares of Common Stock proposed to be sold and





                                      11.

                 the intended method of disposition thereof), provided, however, that the Company shall not be obligated to effect any such registration if (x) the Initiating Holders propose to sell Registrable Securities on Form S-3 at an aggregate price to the public of less than $1,000,000 or (y) in a given twelve-month period, the Company has effected one (1) such registration in such period. If the request for registration on Form S-3 is made in connection with a proposed firm commitment underwritten offering, the Company shall enter into a reasonable and customary underwriting agreement with an investment banking firm of national reputation as the managing underwriter of such offering, which managing underwriter shall be selected by the holders of a majority of the Registrable Securities to be included in such registration; provided, however, that such underwriter shall, in any case, be acceptable to the Company in its reasonable judgment.

                                        (2)     If a request complying with the
                 requirements of this Section 4.3(b)(ii) is delivered to the Company, the provisions of Section 4.3(c) hereof shall apply to such registration.

                          (c)     Registration Procedures.

                               (i)         Obligations of the Company.  If and
whenever the Company is requested to effect the registration of any Registrable Securities under the Securities Act as provided in this Section 4.3, then the Company will promptly use its best efforts to:

                                        (1)     prepare and (in any event
                 within 90 days after the end of the period within which requests for registration may be given to the Company) file with the Commission a Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective;

                                        (2)     prepare and file with the
                 Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition thereof by the seller or sellers thereof set forth in such Registration Statement, but in no event for a period of more than six months after such Registration Statement becomes effective;

                                        (3)     as soon as reasonably possible,
                 furnish to each seller of Registrable Securities, after filing a Registration Statement, such





                                      12.

                 number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits, except that the Company shall not be obligated to furnish any seller of Registrable Securities with more than two copies of such exhibits), such number of copies of the prospectus contained in such Registration Statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                                        (4)     register or qualify such
                 Registrable Securities covered by such Registration Statement under such other securities or "blue sky" laws of such jurisdictions as each seller of Registrable Securities shall request, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

                                        (5)     cause the Registrable
                 Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers of Registrable Securities to consummate the disposition of such Registrable Securities;

                                        (6)     notify each seller of any
                 Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make statements therein not misleading in the light of the circumstances then existing, and prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;





                                      13.

                                        (7)     advise each seller of
                 Registrable Securities as to the time when such Registration Statement becomes effective and as to the threat of or the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or the institution of any proceedings for that purpose, and use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible the removal thereof, if issued;

                                        (8)     comply with all applicable
                 rules and regulations of the Commission, and make available to each seller of Registrable Securities, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

                                        (9)     list all the Registrable
                 Securities on any securities exchange (or The Nasdaq Stock Market, Inc. or the over-the-counter market) on which similar securities are then listed, if such securities are not already so listed and such listing is then permitted under the rules of such exchange;

                                        (10)    cooperate with each seller of
                 Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc.; and

                                        (11)    furnish to each seller a signed
                 counterpart, addressed to the sellers, of (x) an opinion of counsel representing the Company for purposes of such registration, dated the effective date of such Registration Statement, and (y) a "comfort letter" signed by the independent public accountants of the Company who have certified the Company's financial statements included in such Registration Statement, in each case, covering substantially the same matters with respect to such Registration Statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities; provided, however, that the Company shall not be obligated to furnish such accountants' letter except in connection with an underwritten offering.

                              (ii)         Seller Information.  The Company may
require each seller of Registrable Securities as to which any registration is being effected to furnish to the





                                      14.

Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required by law in connection therewith.

                             (iii)         Preparation; Reasonable
Investigation. In connection with the preparation and filing of each Registration Statement registering Registrable Securities under the Securities Act, the Company will give the holders of such Registrable Securities so registered and their underwriters, if any, and their respective counsel and financial advisors, the opportunity to participate in the preparation of such Registration Statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records (including the books and records of its Subsidiaries (as hereinafter defined)) and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act; provided, however, that the Company shall not be obligated to give such opportunities and access to any holder of Registrable Securities holding less than 1,000,000 Registrable Securities other than the Initiating Holders, as a group, requesting a Demand Registration pursuant to Section 4.3(a). "Subsidiaries" means, with respect to the Company, a corporation or other entity of which 50% or more of the voting power of the outstanding voting securities or 50% or more of the outstanding equity interests is held, directly or indirectly, by the Company.

                              (iv)         Notice to Discontinue.  Each holder
of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.3(c)(i)(6), such holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.3(c)(i)(6) and, if so directed by the Company, such holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the prospectus covering such Registrable Securities that is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 4.3(c)(i)(2)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.3(c)(i)(6) to and including the date when the holder shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 4.3(c)(i)(6).

                               (v)         Assignability of Registration
Rights. In connection with the sale of any of the Shares pursuant to a private transaction, other than a transaction under Rule 144 of the Securities Act, the Purchasers may assign their Registration Rights under this





                                      15.

Agreement to the buyer of such Shares; provided, however, that such buyer executes an agreement to be bound by the terms and conditions of this Agreement.

                              (vi)         Indemnification by Company for
Certain Information in Registration Statement. With respect to the information contained in (or omitted from) a registration statement for the registration of any Shares pursuant to this Section 4.3, the Company agrees to indemnify, protect and hold harmless any Purchaser (other than any director or executive officer of the Company) who is participating in the offering covered by such registration statement from and against all loss, cost, liability, claim or damage (including without limitation court costs and attorneys' fees) to which such Purchaser may be subject or liable in respect of any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no indemnification is being made by the Company with respect to any information supplied by such Purchaser for inclusion in such registration statement or any failure to disclose, or any omission by, such Purchaser of any material fact required to be stated in such registration statement or necessary to make the statements in such registration statement, in light of the circumstances under which they are made, not misleading.

                 4.4 Bank Standstill. J.L. Tandon shall have procured and shall maintain in place, for a one-year period from April 1, 1997 through March 31, 1998, a standstill arrangement with Canara Bank, State Bank of India, and Vysya Bank Ltd. (the "Indian Banks") from which Ultra Tek Devices, Ltd. ("Ultra Tek"), the Company's manufacturing subsidiary in Bombay, India, has borrowed certain sums (approximately $8,120,308 principal and interest outstanding as of January 31, 1997). Such standstill with the Indian Banks shall consist of the complete deferral of all principal and interest payments during such one-year period. In addition, J.L. Tandon shall deliver at the Initial Closing a written agreement providing for his agreement to cause the standstill to occur in accordance with the terms set forth herein (the "Bank Standstill Agreement").

                 4.5 Best Efforts. Upon the terms and subject to the conditions herein provided, each of the Purchasers and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby including (a) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (b) to fulfill all conditions on its part to be fulfilled under this Agreement and each other agreement contemplated hereby. In case at any time after the Initial Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and each other agreement contemplated hereby, each party to this Agreement who is a natural person and the proper partners, officers or directors of all other parties to this Agreement shall take all such reasonably necessary action. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any





                                      16.

required filing. Each party hereto shall give prompt notice to all other parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement, as the case may be, to be untrue or inaccurate in any material respect any time from the date hereof to the Secondary Closing Date and (ii) any material failure of such party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and such party shall use all reasonable efforts to remedy such failure.

                 4.6 Consents. The Company and each of the Purchasers will use its reasonable best efforts to obtain all necessary waivers, consents and approvals of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and each agreement contemplated hereby, including, but not limited to, those required in connection with the filing of any required pre-merger notification reports under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Reports") and any filings to be made in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws.

                 4.7 Use of Proceeds. The Company covenants and agrees that it will use the proceeds from the sale of the Shares hereunder for general working capital purposes.


                                   ARTICLE V

                              CONDITIONS PRECEDENT

                 5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by the Agreement shall be subject to the conditions that:

                          (a)     No United States or state governmental
authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) which is in effect and has the effect of prohibiting consummation of the transactions contemplated by this Agreement.

                          (b)     Any waiting period applicable to the
transactions contemplated by this Agreement and each agreement contemplated hereby, including, without limitation, those applicable to any HSR Report or any filing in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws shall have expired or been terminated.





                                      17.

                 5.2      Conditions to the Obligations of the Company.

                          (a)     The obligation of the Company to effect the
transactions contemplated by this Agreement to occur at the Initial Closing shall be subject to the fulfillment at or prior to the Initial Closing Date of the following additional conditions:

                               (i)         The Purchasers shall have performed
in all material respects their obligations under this Agreement required to be performed by them on or prior to the Initial Closing Date pursuant to the terms hereof.

                              (ii)         The representations and warranties
of the Purchasers contained in this Agreement shall be true and correct in all material respects at and as of the Initial Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The standstill arrangement required by Section 4.4 above, shall be in place in a form satisfying the terms of that Section.

                             (iii)         The Company shall have received
fully executed copies of the Subscription Agreements, the Bank Standstill Agreement and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing.

                              (iv)         The favorable written opinion of
Wedbush Morgan dated February 20, 1997 as to the fairness on a financial basis of the terms of the initial capitalization purchase and the transactions contemplated by this Agreement and delivered orally and in writing to the Independent Directors Committee of the Board on February 21, 1997 shall not have been revised and remains in effect.

                               (v)         All necessary waivers, consents and
approvals to or of the transactions contemplated by this Agreement to occur at the Initial Closing and each agreement contemplated hereby shall have been obtained.

                              (vi)         The Company shall have received such
other duly and validly executed documents and instruments in connection with the Initial Closing as are reasonably requested by it.

                          (b)     The obligation of the Company to effect the
transactions contemplated by this Agreement to occur at the Secondary Closing shall be subject to the fulfillment at or prior to the Secondary Closing Date of the following additional conditions:

                              (i)          The Initial Closing shall have
occurred.





                                      18.

                              (ii)         The Management Investors shall have
performed in all material respects their obligations under this Agreement required to be performed by them on or prior to the Secondary Closing Date pursuant to the terms hereof.

                             (iii)         The representations and warranties
of the Management Investors contained in this Agreement and the Subscription Agreements shall be true and correct in all material respects at and as of the Secondary Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date.

                              (iv)         The shareholders of the Company
shall have duly approved (a) the issuance of the Shares to be issued in prepayment of the Bridge Note pursuant to this Agreement and (b) the amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company to 50,000,000 shares at the annual meeting of the shareholders of the Company to be held in the manner set forth in Section 4.1 hereof.

                               (v)         The favorable written opinion of
Wedbush Morgan dated February 20, 1997 as to the fairness on a financial basis of the terms of the initial capitalization purchase and the transactions contemplated by this Agreement and delivered orally and in writing to the Independent Directors Committee of the Board on February 21, 1997 shall not have been revised and remains in effect.

                              (vi)         All necessary waivers, consents and
approvals to or of the transactions contemplated by this Agreement to occur at the Secondary Closing and each agreement contemplated hereby shall have been obtained.

                             (vii)         The Company shall have received such
other duly and validly executed documents and instruments in connection with the Secondary Closing as are reasonably requested by it.

                 5.3      Conditions to the Obligations of the Purchasers.

                          (a)     The obligations of the Purchasers to effect
the transactions contemplated by this Agreement to occur at the Initial Closing shall be subject to the fulfillment at or prior to the Initial Closing Date of the following additional conditions:

                               (i)         The Company shall have performed in
all material respects its obligations under this Agreement required to be performed by it on or prior to the Initial Closing Date pursuant to the terms hereof.

                              (ii)         The representations and warranties
of the Company contained in this Agreement shall be true and correct in all material respects at and as of the





                                      19.

Initial Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date.

        (iii)         Since December 31, 1996, there shall have been no Material
                                                  Adverse Effect on the Company.

                              (iv)         The Purchasers shall have received
fully executed copies of the Subscription Agreements and, if applicable, the Bridge Note and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing (including without limitation the security agreement to be executed by the Company in favor of Clady).

                               (v)         The Purchasers shall have received
such other duly and validly executed documents and instruments in connection with the Initial Closing as are reasonably requested by them.

                              (vi)         All necessary waivers, consents and
approvals to or of the transactions contemplated by this Agreement to occur at the Initial Closing or each other agreement contemplated shall have been obtained.

                          (b)     The obligations of the Purchasers to effect
the transactions contemplated by this Agreement to occur at the Secondary Closing shall be subject to the fulfillment at or prior to the Secondary Closing Date of the following additional conditions:

                              (i)          The Initial Closing shall have
occurred.

                              (ii)         The Company shall have performed in
all material respects its obligations under this Agreement required to be performed by it on or prior to the Secondary Closing Date pursuant to the terms hereof.

                             (iii)         The representations and warranties
of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Secondary Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date.

                              (iv)         The shareholders of the Company
shall have duly approved the amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company to 50,000,000 shares at the annual meeting of the shareholders of the Company to be held in the manner set forth in Section 4.1 hereof.





                                      20.

                               (v)         The size and composition of the
Board of Directors of the Company shall be satisfactory to Clady in light of
Section 4.2 above.

                              (vi)         The Purchasers shall have received
such other duly and validly executed documents and instruments in connection with the Secondary Closing as are reasonably requested by them.

                             (vii)         All necessary waivers, consents and
approvals to or of the transactions contemplated by this Agreement to occur at the Secondary Closing or each other agreement contemplated shall have been obtained.


                                   ARTICLE VI

                                 MISCELLANEOUS

                 6.1 Termination. This Agreement shall terminate if the Initial Closing does not occur within thirty (30) days of the date hereof, absent the mutual agreement of the Company and Clady to extend the time permitted. Such a termination shall not effect the rights of any party with respect to a breach prior to the termination by another party.

                 6.2 Amendment. This Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto, provided that after the Secondary Closing this Agreement may be amended without each party's written agreement, but no such amendment shall be enforceable against any party which has not signed such amendment.

                 6.3 Waiver. At any time prior to the Initial Closing Date or the Secondary Closing Date, as applicable, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions herein, provided that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                 6.4 Survival. The representations and warranties set forth in Articles II and III hereof shall survive both the Initial Closing and the Secondary Closing.

                 6.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage





                                      21.

prepaid, return receipt requested) or transmitted by facsimile with automated receipt confirmation to the parties at the following addresses and numbers:

                          (a)     If to Clady, to:

                                  c/o J.L. Tandon
                                  Golden Systems, Inc.
                                  2125-C Madera Road
                                  Simi Valley, California  93065
                                  Fax No.:  (805) 582-4415

                          (b)     If to the Company, to:

                                  Prakash Thanky, President
                                  Golden Systems, Inc.
                                  2125-C Madera Road
                                  Simi Valley, California  93065
                                  Fax No.:  (805) 582-4415

                          If to the Purchasers who executed the Subscription
Agreements, to the address and facsimile number set forth in their respective Subscription Agreement, or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date actually received.

                 6.6 Headings; Agreement. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term "Agreement" for purposes of representations and warranties hereunder shall be deemed to include the exhibits hereto to be executed and delivered by a party.

                 6.7 Publicity. So long as this Agreement is in effect, the parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby without the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

                 6.8 Entire Agreement. This Agreement (including all exhibits hereto) constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                 6.9 Conveyance Taxes. The Company agrees to assume liability for and to hold the Purchasers harmless against any sales, use, transfer, stamp, stock transfer, real property transfer or gains, and value added taxes, any transfer, registration, recording or





                                      22.

other fees, and any similar taxes incurred as a result of the issuance and sale of the Shares as contemplated hereby.

                 6.10 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Except as otherwise provided in the exhibits to this Agreement or the other agreements contemplated hereby, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties.

                 6.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                 6.12 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of California, without reference to the conflict of laws principles thereof.

                 6.13 Third Party Beneficiaries. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

                 6.14 Costs and Expenses. Each party will pay its own costs and expenses incurred in connection with the transactions contemplated hereby, except that the Company shall pay the reasonable legal fees and expenses of one legal counsel to the Purchasers.





                                      23.

                 IN WITNESS WHEREOF, each of the Purchasers and the Company has caused this Agreement to be duly signed as of the date first written above.


                       GOLDEN SYSTEMS, INC.,
                       a California corporation


                       By:
                           ------------------------------------------
                            Name:    Robert Sherburne
                            Title:   Authorized Representative
                                     and Director



                       CLADY INTERNATIONAL CORPORATION,
                       a Panamanian corporation


                       By:
                           ------------------------------------------
                            Name:    Jawahar L. Tandon
                            Title:   President


With respect to Section 4.4 hereof:



------------------------------------
JAWAHAR L. TANDON








                                      24.

                                   EXHIBIT A

                          STOCK SUBSCRIPTION AGREEMENT


                 THIS STOCK SUBSCRIPTION AGREEMENT (this "Subscription Agreement") is made and entered into as of March __, 1997 by and between Golden Systems, Inc., a California corporation (the "Company"), and _______________ (the "Purchaser"). All capitalized terms used herein shall have the meaning ascribed to such terms in the Stock Purchase Agreement (as defined below) to which this Subscription Agreement is attached as an exhibit.


                                R E C I T A L S

                 WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to subscribe for and purchase from the Company, the number of Shares set forth below in Section 1 hereof on the terms and conditions set forth in this Subscription Agreement and the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of March 31, 1997 by and among the Company, J.L. Tandon, Clady and such other persons or entities listed on Exhibit C attached thereto.


                               A G R E E M E N T

                 NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein and in the Stock Purchase Agreement, the parties hereto agree as follows:

                 (a) Sale and Purchase of Stock. The Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, subject to the terms and conditions set forth in this Subscription Agreement and the Stock Purchase Agreement, __________ Shares, at a price of $0.15 per Share, for an aggregate purchase price of $__________________. Payment of the Purchase Price by Purchaser and delivery by the Company of a certificate representing the Shares purchased hereunder shall be made (in the manner described in the Stock Purchase Agreement) at the Secondary Closing.





                                      A-1.

                 (b) Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company as follows and Purchaser acknowledges that Purchaser has full knowledge that the Company intends to rely on such representations and warranties:

                          (1)     Organization.  Purchaser is a natural person
(or nominee of a natural person) who is either a resident of the State of California, the State of Texas or a resident of a jurisdiction outside of the United States.

                          (2)     Authority.  This Subscription Agreement, to
be executed by Purchaser in connection with the Stock Purchase Agreement on or prior to the Initial Closing Date, has been duly executed and delivered by Purchaser, and (assuming due execution and delivery by the other party or parties thereto) constitutes a legal, valid and binding obligation of Purchaser, enforceable against him or her in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                          (3)     No Violation.  The execution and delivery of
this Subscription Agreement by Purchaser, the performance by Purchaser of his or her obligations hereunder and the consummation by him or her of the transactions contemplated hereby will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser, (b) require the consent, waiver, approval, license or authorization of or any filing by Purchaser with any person or governmental authority, except for filings to be made in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Regulation D as promulgated under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws, or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, partnership agreement, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which Purchaser is subject or by which Purchaser is bound, except for any of the foregoing matters which would not have, individually or in the aggregate, a material and adverse effect upon the operations, financial condition, prospects or results of operations of such party (a "Material Adverse Effect").

                          (4)     Brokers.  Purchaser has not paid or become
obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Subscription Agreement.

                          (5)     Funds Available.  Purchaser has funds
available, or commitments from third parties to provide funds, sufficient to pay Purchaser's respective portion of the Purchase Price.





                                      A-2.

                          (6)     Investment Representations.

                                  (i)      Purchaser is an "accredited
investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act and an "excluded purchaser" under Title 10, California Code of Regulations Section 260.102.12 because Purchaser is (check all that apply):

                 _____      A director or executive officer of the Company;

                 _____ A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000;

                 _____ A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

                 _____      Purchaser is NOT an "accredited investor."

                                  (ii)     Purchaser is purchasing the Shares
for investment for his or her own account and without the intent of participating, directly or indirectly, in a distribution of the Shares, and not with a view to, or for resale in connection with, any distribution of the Shares, or any portion thereof, in violation of law.

                                  (iii)    Purchaser has such knowledge and
experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Company and that he or she is capable of protecting his or her own interests in connection with this transaction. Purchaser acknowledges that investment in the Company is risky and subject to risk of loss for many reasons and Purchaser is able to bear the full loss of his or her investment in the Company. Purchaser understands that the Company has a very troubled financial and operating history and that this is a speculative investment that includes a risk of loss of Purchaser's entire investment in the Company. Purchaser has evaluated the risks of investing in the Company and, based on Purchaser's independent examination and judgment as to the prospects of the Company, has determined that this is a suitable investment for Purchaser.

                                  (iv)     Purchaser has had access to, and
made an investigation of, the pertinent facts relating to the Company and has reviewed the terms of the Stock Purchase Agreement to the extent he or she deems necessary in order to be fully informed with respect thereto. Purchaser acknowledges that he or she has been given the opportunity to ask questions of, and receive answers from, the Company concerning the Company, his or her interest therein and all other matters that are relevant to his or her decision to invest in





                                      A3.

the Company, including any additional information necessary to verify the information relative to the financial data and business of the Company.

                                  (v)      Purchaser is entering into this
Subscription Agreement solely in reliance on the facts and terms set forth in this Subscription Agreement, the Stock Purchase Agreement and any additional documents furnished to him or her by the Company and the Company has not made any representations or warranties of any kind or nature, except as specifically set forth in such documents.

                                  (vi)     Purchaser understands that any
projections or predictions for the Company are based on estimates, assumptions and forecasts which may prove to be incorrect.

                                  (vii)    Purchaser understands that the
Shares have not been registered under the Securities Act, nor have the Shares been qualified under applicable state securities laws, and will not be so registered or qualified and, therefore, the Shares constitute "restricted securities" under Rule 144 of the Securities Act and cannot be resold unless the Shares are subsequently registered under the Securities Act and appropriate state law or unless an exemption from such registration is available; that, except as provided for in the Stock Purchase Agreement, the Company does not have any intention of and is not under any obligation to register the Shares under the Securities Act or any state law or to comply with any exemption available for sale of the Shares without registration; and that the information or conditions necessary to permit routine sales of securities of the Company under Rule 144 of the Securities Act are not now available and no assurance has been given that they will become available.

                                  (viii)   Purchaser agrees not to offer for
sale, resell, assign, transfer, pledge, encumber or otherwise dispose of the Shares (or any interest or participation therein) (a) except pursuant to a registration statement which has been declared effective under the Securities Act and applicable state securities laws or (b) unless, prior to such transfer, Purchaser delivers to the Company an opinion of counsel in form and substance reasonably acceptable to the Company, to the effect that such transfer is not required to be registered under the Securities Act or, if applicable, qualified under applicable state securities laws.

                                  (ix)     Purchaser initially learned of this
transaction through a direct communication, and was never presented or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television announcement or any other form of general advertising or solicitation regarding this transaction.

                                  (x)      Purchaser understands that no
federal or state agency has passed upon this transaction or has made any finding as to the fairness of its terms.

                 (c) One Agreement. This Subscription Agreement, when fully executed, shall be attached as an exhibit to the Stock Purchase Agreement and become a part of the Stock Purchase Agreement. The Purchaser agrees (i) that he/she/it is a "Purchaser" as such





                                      A-4.

term is defined in the Stock Purchase Agreement and (ii) to be bound by all terms, provisions and conditions of the Stock Purchase Agreement applicable to such Purchaser.

                 (d) Notices. Any notice or other writing given by either party hereto to the other party relating to the subject matter of this Agreement shall be delivered in the manner set forth in Section 6.5 of the Stock Purchase Agreement. Any such notice, if to the Purchaser, shall be delivered to:
                          ---------------------------
                          ---------------------------
                          ---------------------------

                 (e) Amendments. This Subscription Agreement may be amended only by a written agreement executed by the Company and the Purchaser.

                 (f) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same Agreement.


                 IN WITNESS WHEREOF, the parties hereto have duly executed this Subscription Agreement as of the day and year first above written.


                 THE COMPANY:
                                   GOLDEN SYSTEMS, INC.,
                                   a California corporation


                                   By:
                                      ------------------------------------
                                       Name:  Robert Sherburne
                                       Title: Authorized Representative
                                              and Director

                 PURCHASER:
                                      ------------------------------------
                                      Please Print Name:
                                                        -------------------





                                      A-5.

                                   EXHIBIT B

                           INVESTMENT BY THE TANDONS

                                             Number         Aggregate
           Name                              of Shares      Purchase Price
           ----                              ---------      --------------
     Clady International Corporation,      13,333,333     $1,999,999.95
     a Panamanian corporation





                                      B-1.

                                   EXHIBIT C
                     INVESTMENT BY THE MANAGEMENT INVESTORS

                           Number           Aggregate
           Name           of Shares      Purchase Price
           ----           ---------      --------------
Dennis Probert             100,000       $ 15,000.00
Alastair Stanley           100,000         15,000.00
David Gordon                10,000          1,500.00
Peter Tod                   75,000         11,250.00
Homi Ahmadi                 10,000          1,500.00
Peter Dangelo               66,667         10,000.05
Julie Durham                35,000          5,250.00
Prakash Thanky           1,270,000        190,500.00
                         ---------       -----------
  TOTAL:                 1,666,667       $250,000.05
                         =========       ===========





                                      C-1.

                                   EXHIBIT D


                              FORM OF BRIDGE NOTE


$________________
                                                        Simi Valley, California
                                                           Dated: March __, 1997



                 FOR VALUE RECEIVED, the undersigned, Golden Systems, Inc., a California corporation (the "Debtor"), promises to pay to the order of Clady International Corporation, a Panamanian corporation, or the duly assigned holder hereof (the "Holder"), at c/o Jawahar L. Tandon, Golden Systems, Inc., 2125-C Madera Road, Simi Valley, California 93065, or such other place as the holder hereof may designate, the principal sum of ($_____________) together with simple interest at the rate of eight per cent (8%) per annum on all principal amounts outstanding from the date hereof until payment in full.

                 This Note shall bear interest (computed on the basis of a 365 day year for the actual number of days elapsed) at the rate set forth above on the unpaid principal amount hereof outstanding from time to time from the date hereof until payment in full. Both principal and interest are payable in lawful money of the United States of America at the address first mentioned above in immediately available funds.

                 This Note may not be prepaid, other than by the issuance of Common Stock as set forth herein. Debtor shall prepay all of the outstanding principal represented in this Note





                                      D-1.

by the issuance of Common Stock of the Debtor to the Holder at a rate of one share per $0.15 of outstanding principal (the "Conversion Price"); provided, however, that such obligation to prepay the Note shall not arise unless and until the tenth business day after (i) an amendment to the Debtor's Articles of Incorporation, increasing the authorized capital of the Debtor sufficiently to allow for full conversion of this Note, and all other similar bridge promissory notes issued by Debtor (collectively, the "Bridge Notes"), is adopted by the Board of Directors and a requisite number of shareholders of Debtor and filed with the Secretary of State of the State of California and (ii) the requisite number of shareholders of Debtor shall have approved the issuance of a sufficient number of shares of Common Stock by the Debtor to the Holder and the holders of all other Bridge Notes for the purpose of prepaying this Note and all other Bridge Notes.

                 If this Note has not been prepaid by the issuance of Common Stock to the Holder in accordance with the terms described above by June 7, 1997, this Note shall become a demand note, immediately payable in full upon Holder's written notice to Debtor. After June 7, 1997, accrued interest on this Note shall be paid on the last day of each calendar month and all accrued and unpaid interest then outstanding shall be paid in full upon payment of the principal of this Note.

                 This Note is secured by the assets of the Debtor as provided for in the Security Agreement dated the date hereof between the Debtor and the Holder.





                                      D-2.

                 If outstanding shares of the Common Stock of the Debtor shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced. If outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

                 If there shall occur any capital reorganization or reclassification of the Debtor's Common Stock (other than a change in par value or a subdivision or combination as described above), or any consolidation or merger of the Debtor with or into another corporation, or a transfer of all or substantially all of the assets of the Debtor, then, as part of any such reorganization, reclassification, consolidation, merger or sale, as the case may be, lawful provision shall be made so that the Holder shall have the right thereafter to receive upon the conversion hereof the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger or sale, as the case may be, such Holder had held the number of shares of Common Stock which were then issuable upon the conversion of this Note. In any such case, appropriate adjustment (as reasonably determined in good faith by the Board of Directors of the Debtor) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter





                                      D-3.

of the Holder of this Note, such that the provisions set forth in this Note (including provisions with respect to adjustment of the Conversion Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities thereafter deliverable upon the conversion of this Note.

                 The right to plead any and all statutes of limitation as a defense to any demand hereunder is hereby waived to the fullest extent permitted by law. Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived. This Note shall be governed by and construed in accordance with the laws of the State of California, and the Debtor hereby consents to service of process in connection with any action in any federal or state court in the State of California to enforce any provision of this Note.

                 In the event of a default by Debtor of its obligations under this Note, if not cured in five (5) days, the Holder may declare the full principal amount then outstanding to be due and owing, and the holder may pursue successively or concurrently any or all remedies available under law. A default shall include, without limitation, any act by Debtor in connection with its winding up, dissolution, assignment of assets for the benefit of creditors, bankruptcy or other termination of its business operations by Debtor that is not terminated, reversed or abandoned within two (2) business days of the date taken. A default of this nature shall not be subject to the five (5) day cure period generally applying to defaults under the terms of this Note.





                                      D-4.

                 If the Holder or Debtor engages an attorney to protect its interests under this Note following an uncured default, the defaulting party shall pay reasonable attorney's fees incurred in obtaining the advice and services of that legal counsel. No delay or omission by the Holder of this Note or the Debtor to exercise any right or remedy under this Note shall impair any such right or remedy, nor shall it be construed to be a waiver or acquiescence to any similar breach or default thereafter occurring.


                                  GOLDEN SYSTEMS, INC.


                                 By:
                                    -------------------------------
                                      Name:   Robert Sherburne
                                     Title:   Authorized Representative
                                              and Director






                                      D-5.

                                                                        ANNEX B
                     [WEDBUSH MORGAN SECURITIES LETTERHEAD]

                                                        February 20, 1997

PERSONAL & CONFIDENTIAL

Independent Directors Committee
 of the Board of Directors
Golden Systems, Inc.
2125-C Madera Road
Simi Valley, California 93065

Attention: Mr. Robert C. Sherburne
           Director

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the Public Shareholders of the Common Stock of Golden Systems, Inc. (the "Company") of the recapitalization plan ("Recapitalization Plan") proposed by certain members of the Tandon Family (the "Tandons") and the Company's management.

Wedbush Morgan Securities is an investment banking firm and a member of the New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes.

In arriving at our opinion set forth below, we have reviewed, among other things, the proposed Recapitalization Plan; preliminary Proxy Statement to be filed by the Company with the Securities and Exchange Commission regarding its 1996 Annual Meeting of Shareholders to be held in March, 1997; Annual Reports on Form 10-K of the Company for each of the three fiscal years ended March 31, 1996; Quarterly Reports on Form 10-Q of the Company for the periods ended June 30, 1996, September 30, 1996, and December 31, 1996; projected financial statements for the four fiscal years ending March 31, 2000; reviewed purchase orders/letters of intent from Siemens Nixdorf, Iomega, ICL to purchase the Company's products; Minutes of Meetings of the Board of Directors of the Company dated April 27, 1994 through the issuance of this report; restructured organization chart; current term sheets/proposal for

Independent Directors Committee
  of the Board of Directors
Golden Systems, Inc.
Page Two

renegotiation of credit line with the Indian banks of the Company; Articles of Incorporation of the Company, By-laws of Golden Power Systems, the predecessor of the Company; and the February 5, 1997 news release of fiscal year 1997 third quarter earnings.

We have held discussions with certain members of the senior management of the Company regarding the past and current business operations, financial condition, future prospects and projected operations and performance of the Company. Wedbush Morgan also visited the corporate headquarters of the Company in Simi Valley, California; its engineering facility in Boxburn, United Kingdom; and its manufacturing facility in Bombay, India. In addition, Wedbush Morgan reviewed the reported prices and trading activity of the Company's Common Stock on the Over-the-Counter Market Bulletin Board; compared certain statistical and financial information of the Company with similar information for certain other publicly-traded electronic component manufacturing companies; reviewed the financial terms, to the extent publicly available, of certain recent business combinations in the electronic component manufacturing industry; and conducted such other financial studies, analyses and inquiries, and considered such other matters as Wedbush Morgan deemed necessary and appropriate for this opinion.

We have not undertaken any obligation independently to verify the accuracy or completeness of the financial information or other information furnished to us by the Company orally or in writing, or other information obtained from publicly available sources and reviewed by Wedbush Morgan for purposes of this opinion. Wedbush Morgan was provided with information represented to Wedbush Morgan as the best currently available estimates and judgments of the management of the Company, as to the expected future financial and operating performance of the Company, and Wedbush Morgan did not undertake any obligation to assess whether such forecasts, estimates or judgments are reasonable or are likely to be accurate, nor did Wedbush Morgan undertake any obligation independently to verify the underlying assumptions made in connection with such forecasts, estimates or judgments. In addition, Wedbush Morgan did not make an independent evaluation or appraisal of any particular assets or liabilities of the Company.

Wedbush Morgan did not negotiate, or participate in any way in the negotiation of, the terms of the Recapitalization Plan, or advise the Company regarding strategic alternatives. Wedbush Morgan has not been asked to consider, and this opinion does not address, the relative merits of the Recapitalization Plan as compared to any

Independent Directors Committee
  of the Board of Directors
Golden Systems, Inc.
Page Three


alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

Based upon and subject to the foregoing and based upon such other matters as Wedbush Morgan consider relevant, it is Wedbush Morgan's opinion that, as of the date hereof, the terms of the Recapitalization Plan is fair, from a financial point of view, to the Public Shareholders of the Company's Common Stock.

This opinion is intended solely for the benefit of the Independent Directors Committee of the Board of Directors of the Company in connection with its consideration of the Recapitalization Plan. This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose, except in accordance with Wedbush Morgan's prior written consent.


                                        Very truly yours,



                                        WEDBUSH MORGAN SECURITIES

                                                                         ANNEX C

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                             CORTECH SYSTEMS, INC.


                 J.L. Tandon and Prakash Thanky certify that:

                 1. They are the Chief Executive Officer, Chief Financial Officer and Secretary, and President, respectively, of Cortech Systems, Inc., a California corporation (the "Corporation").

                 2. The Articles of Incorporation of the Corporation, as amended to the date of the filing of these Restated Articles of Incorporation, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the California Corporations Code) are restated in their entirety as follows:

                 FIRST.  The name of the corporation is Cortech Systems, Inc.

                 SECOND. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                 THIRD. The corporation is authorized to issue only one class of shares without par value; and the total number of shares which this corporation is authorized to issue is 50,000,000.

                 FOURTH. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                 FIFTH. The corporation is authorized to indemnify the directors, officers, employees or other agents of the corporation to the fullest extent permissible under California law.

                 3. The foregoing Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

                 4. The article amendments included in the foregoing Restated Articles of Incorporation (other than omissions required by Section 910 of the California Corporations Code) have been duly approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The Corporation has only one class of shares and the total number of outstanding shares is 5,299,998. The number of shares voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required for the approval of the amendments was more than fifty percent of all of the outstanding shares of stock of the Corporation.

                 IN WITNESS WHEREOF, the undersigned have signed these Restated Articles of Incorporation on June __, 1997.


                                   -------------------------------
                                   J.L. Tandon
                                   Chief Executive Officer,
                                   Chief Financial Officer and
                                   Secretary



                                   -------------------------------
                                   Prakash Thanky
                                   President

                 J.L. Tandon and Prakash Thanky each declare under penalty of perjury under the laws of the State of California that he has read the foregoing Restated Articles of Incorporation and knows the contents thereof and that the same is true of his own knowledge.

Dated:  June __, 1997





                                       2.

                                                                         ANNEX D

                              GOLDEN SYSTEMS, INC.

                             1997 Stock Option Plan



                Section 1. Description of Plan. This is the 1997 Stock Option Plan (the "Plan"), of GOLDEN SYSTEMS, INC. (the "Company"), a California corporation. Under this Plan, directors, officers, key employees and consultants of the Company or of any present and future subsidiaries of the Company to be selected as set forth below, may be granted options ("Options") to purchase shares of the common voting stock, without par value, of the Company ("Common Stock"). For purposes of this Plan, the term "subsidiary" means any corporation 50% or more of the voting stock of which is owned by the Company or by a subsidiary (as so defined) of the Company. It is intended that the Options under this Plan either will qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and be designated "Incentive Stock Options," or not qualify for such treatment and be designated "Nonqualified Stock Options."

                Section 2. Purpose of Plan. The purpose of this Plan and of granting options to specified employees and directors is to further the growth, development and financial success of the Company and its subsidiaries by providing additional incentives to certain directors, officers, key employees and consultants by assisting them to acquire shares of Common Stock and to benefit directly from the Company's growth, development and financial success.

                Section 3. Eligibility. The persons who shall be eligible to receive grants of Options under this Plan shall be the directors, officers, key employees and consultants of the Company or any of its subsidiaries. Consultants and directors who are not also employees of the Company ("Nonemployee Directors") are not eligible to receive Incentive Stock Options. A person who holds an Option is herein referred to as an "Optionee." More than one Option may be granted to any one Optionee. However, during the term of this Plan, no Optionee may be granted options to purchase an aggregate of more than 250,000 shares of Common Stock pursuant to or during the term of this Plan. Notwithstanding the foregoing, holders of 10% or more of any class of the Company's voting securities shall be ineligible from participation in this Plan.

                For Incentive Stock Options, the aggregate fair market value (determined at the time the Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all Incentive Stock Option plans of the Company or any subsidiary which are qualified under Section 422 of the
Code) shall not exceed $100,000.





                                       1.

                Section 4.  Administration.

                (a) The Plan shall be administered by a committee (the "Option Committee") to be composed of at least two Nonemployee Directors who shall also be "outside directors" within the meaning of Section 162(m) of the Code. Members of the Option Committee shall be appointed, both initially and as vacancies occur, by the Board of Directors of the Company (the "Board"), to serve at the pleasure of the Board. The entire Board may also serve as the Option Committee. The Option Committee shall meet at such times and places as it determines and may meet through a telephone conference call. A majority of its members shall constitute a quorum, and the decision of a majority of those present at any meeting at which a quorum is present shall constitute the decision of the Option Committee. A memorandum signed by all of its members shall constitute the decision of the Option Committee without necessity, in such event, for holding an actual meeting.

                (b) The Option Committee is authorized and empowered to administer the Plan and, subject to the Plan, including the provisions of
Section 17, (i) to select the Optionees, to specify the number of shares of Common Stock with respect to which Options are granted to each Optionee, to specify the Option Price and the terms of the Options, and in general to grant Options and to extend the time during which a Nonqualified Stock Option may be exercised; (ii) to determine the dates on which Options shall be granted and the terms and conditions thereof in a manner consistent with this Plan, which terms and conditions need not be identical as to the various Options granted;
(iii) to determine which Options are to be Incentive Stock Options and which Options are to be Nonqualified Stock Options; (iv) to interpret the Plan; (v) to prescribe, amend and rescind rules relating to the Plan; (vi) to accelerate the time during which an Option may be exercised, notwithstanding the provisions of the Option Agreement (as defined in Section 12) stating the time during which it may be exercised; (vii) to accelerate the date by which any unexercised but vested portion of an Option terminates, thereby requiring the Optionee to exercise the vested unexercised portion of such Option or forfeit it, but in no event shall such date be less than two (2) weeks later than the date the Optionee is informed of such acceleration; (viii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Committee; and (ix) to determine the rights and obligations of participants under the Plan. The good faith interpretation and construction by the Option Committee of any provision of the Plan or of any Option granted under it shall be final, conclusive and binding. No member of the Option Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

                Section 5. Shares Subject to the Plan. The aggregate number of shares of Common Stock which may be purchased pursuant to the exercise of Options (whether Incentive Stock Options or Nonqualified Stock Options) granted under the Plan shall not exceed 900,000 shares in the aggregate, including shares, or shares subject to options, issued pursuant to the Company's presently existing Amended and Restated Stock Option Plan. Upon





                                       2.

the expiration or termination, in whole or in part, for any reason of an outstanding Option or any portion thereof which shall not have vested or shall not have been exercised in full or in the event the Company repurchases any shares of Common Stock acquired pursuant to the Plan, (a) any shares of Common Stock then remaining unissued which shall have been reserved for issuance upon such exercise or (b) any shares of Common Stock which shall have been repurchased, as the case may be, shall again become available for the granting of additional Options under the Plan. Notwithstanding the preceding sentence, shares of Common Stock subject to a terminated Option shall continue to be considered to be outstanding for purposes of determining the maximum number of shares of Common Stock underlying Options that may be issued to a single Optionee under this Plan. Similarly, the repricing of an Option will be considered the grant of a new Option for this purpose.

                Section 6. Option Price. Except as provided in Section 11 hereof, the purchase price per share (the "Option Price") of the shares of Common Stock underlying each Option shall not be less than 100 percent of the fair market value of such shares on the date of grant of the Option. Such fair market value shall be determined by the Option Committee on the basis of reported closing sales price on such date or, in the absence of a reported sales price on such date, on the basis of the average of reported closing bid and asked prices on such date. In the absence of both a reported sales price and reported bid and asked prices, the Option Committee shall determine such fair market value on the basis of the best available evidence as it deems appropriate in its sole discretion.

                Section 7. Exercise of Options. Subject to all other provisions of this Plan, each Option shall be exercisable for the full number of shares of Common Stock subject thereto, or any part thereof, in such installments and at such intervals as the Option Committee may determine in granting such Option, provided that (i) each Option shall become fully exercisable no later than five (5) years from the date the Option is granted,
(ii) the number of shares of Common Stock subject to each Option shall become exercisable at the rate of at least 20% per year each year until the Option is fully exercisable, and (iii) no option may be exercisable subsequent to its termination date. In addition, no Option granted to a person subject to
Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall be exercisable during the first six months after the date such Option is granted. Each Option shall terminate and expire, and shall no longer be subject to exercise, as the Option Committee may determine in granting such Option, but in no event later than ten years after the date of grant thereof. Once vested, and prior to its termination date, an Option may be exercised by the Optionee by giving written notice to the Company specifying the number of shares of Common Stock to be purchased and accompanied by payment of the full purchase price therefor in cash, by check or in such other form of lawful consideration as the Board may approve from time to time, including, without limitation and in the sole discretion of the Board, the assignment and transfer by the Optionee to the Company of outstanding shares of the Company's Common Stock theretofore held by Optionee in a manner intended to comply with the provisions of Rule 16b-3 under the Exchange Act, if applicable. After giving due





                                       3.

consideration to the consequences under Section 16 of the Exchange Act and under the Code, the Committee may also authorize the exercise of Options by the delivery to the Company or its designated agent of an irrevocable written notice of exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock and to deliver the sale or margin loan proceeds directly to the Company to pay the exercise price of the Option.

                Section 8. Issuance of Common Stock. The Company's obligation to issue shares of its Common Stock upon exercise of an Option granted under the Plan is expressly conditioned upon the completion by the Company of any registration or other qualification of such shares under any state and/or federal law or rulings and regulations of any government regulatory body and/or the making of such investment or other representations and undertakings by the Optionee (or his or her legal representative, heir or legatee, as the case may be) in order to comply with the requirements of any exemption from any such registration or other qualification of such shares which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his or her legal representative, heir or legatee): (a) is purchasing such shares of Common Stock for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have a legend placed upon the face and reverse of any certificates evidencing such shares of Common Stock (or, if applicable, an appropriate data entry made in the ownership records of the Company) setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto, and (ii) that, prior to effecting any sale or other disposition of any such shares of Common Stock, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company and its counsel, to the effect that such sale or disposition will not violate the applicable requirements of state and federal laws and regulatory agencies. The Company will make a reasonable good faith effort to comply with such state and/or federal laws, rulings or regulations as may be applicable at the time the Optionee (or his or her legal representative, heir or legatee, as the case may be) wishes to exercise an Option, provided that the Optionee (or his or her legal representative, heir or legatee) also makes a reasonable good faith effort to comply with said laws, rulings and regulations; however, there can be no assurance that either the Company or the Optionee (or his or her legal representative, heir or legatee), each in the respective exercise of their reasonable good faith business judgment, will in fact comply with said laws, rulings and regulations. Inability of the Company to obtain, from any regulatory body having jurisdiction, authority reasonably deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares of Common Stock as to which such requisite authority shall not have been obtained.

                Section 9. Nontransferability. No Option shall be assignable or transferable, except that an Option may be transferable by will or by the laws of descent and distribution.





                                       4.

During the lifetime of an Optionee, once vested, and prior to its termination date, any Option granted to an Optionee shall be exercisable only by such Optionee. After the death of an Optionee, the Option granted to such Optionee may be exercised, once vested and prior to its termination date, only by the person or persons (including the deceased Optionee's estate) to whom the deceased Optionee's rights under such Option shall have passed by will or the laws of descent and distribution.

                Section 10. Recapitalization, Reorganization, Merger or Consolidation. If the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for different securities through reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or like capital adjustment, a proportionate adjustment shall be made (a) in the aggregate number of shares of Common Stock which may be purchased pursuant to the exercise of Options granted under the Plan, as provided in Section 5 hereof, and (b) in the number, price, and kind of shares subject to any outstanding Option granted under the Plan.

                Upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation in which the Company does not survive or in which the equity ownership of the Company prior to such transaction represents less than 50% of the equity ownership of the Company subsequent to the transaction, the Plan and each outstanding Option shall terminate; provided that the Company will give written notice thereof to each Optionee at least thirty (30) days prior to the date of such dissolution, liquidation, reorganization, merger or consolidation, and in such event (a) the Company may, but shall not be obligated to, with respect to each Optionee who is not tendered an option by the surviving corporation in accordance with all of the terms of provision (b) immediately below, grant the right, until ten (10) days before the effective date of such dissolution, liquidation, reorganization, merger or consolidation, to exercise, in whole or in part, any unexpired Option or Options issued to him or her, without regard to the installment provisions of said Option and of Section 7 of the Plan; or (b) in its sole and absolute discretion, the surviving corporation may, but shall not be so obligated, tender to any Optionee an option or options to purchase shares of the surviving corporation, and such new option or options shall contain such terms and provisions as shall be required to substantially preserve the rights and benefits of any Option then outstanding under the Plan.

                To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as hereinbefore expressly provided in this Section 10, (a) the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and (b) the number or price of shares of Common Stock subject to any Option shall not be affected by, and no adjustment shall be made by reason of, any dissolution, liquidation, reorganization, merger or consolidation, or





                                       5.

any issuance by the Company of shares of stock of any class, or rights to purchase or subscribe for stock of any class, or securities convertible into shares of stock of any class.

                The grant of an Option under the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structures or to merge, consolidate, dissolve, or liquidate or to sell or transfer all or any part of its business or assets.

                Section 11. Substitute Options. If the Company at any time should succeed to the business of another corporation through a merger or consolidation, or through the acquisition of stock or assets of such corporation or its subsidiaries, Options may be granted under the Plan to those employees or directors of such corporation or its subsidiaries who, in connection with such succession, become employees or directors of the Company or its subsidiaries, in substitution for options to purchase stock of such corporation held by them at the time of succession. The Option Committee shall, in its sole and absolute discretion, determine the extent to which such substitute Options shall be granted (if at all), the person or persons to receive such substitute Options (who need not be all optionees of such corporation), the number of Options to be received by each such person, the Option Price of such Option (which may be determined without regard to Section 6 hereof) and the terms and conditions of such substitute Options; provided, however, that the Option Price of each such substituted Option shall be an amount such that, in the sole and absolute judgment of the Option Committee and in compliance with Section 424(a) of the Code (in the case of an Incentive Stock Option), the economic benefit provided by such Option is not greater than the economic benefit represented by the option in the acquired corporation as of the date of the Company's acquisition of such corporation. Notwithstanding anything to the contrary herein, no option shall be granted, nor any action taken, permitted or omitted, which would cause the Plan, or any Options granted hereunder as to which Rule 16b-3 under the Exchange Act may apply, not to comply with such Rule.

                Section 12. Option Agreement. Each Option granted under the Plan shall be evidenced by a written stock option agreement (the "Option Agreement") executed by the Company and accepted by the Optionee, which (a) shall contain each of the provisions and agreements herein specifically required to be contained therein, (b) shall indicate whether such Option is to be an Incentive Stock Option or a Nonqualified Stock Option, and shall contain terms and conditions permitting such Option to qualify for treatment as an incentive stock option under Section 422 of the Code if the Option is designated an Incentive Stock Option, (c) may contain the agreement of the Optionee to resell any Common Stock issued pursuant to the exercise of Options granted under the Plan to the Company (or its assignee) for the Option Price of such Options to the extent any vesting restrictions apply to such Common Stock; provided, however, that such agreement to resell shall comply with Title 10,
Section 260.140.41 of the California Code of Regulations (so long as that rule is applicable to the Plan) or any successor rule of like effect, (d) may contain the agreement of the Optionee





                                       6.

granting a right of first refusal to the Company (or its assignee) on transfers of Common Stock not subject to vesting restrictions, and (e) may contain such other terms and conditions as the Option Committee deems desirable and which are not inconsistent with the Plan. With regard to agreements of the Optionee contemplated by items (c) and (d) of the previous sentence, the Company's rights pursuant to a right of first refusal and, notwithstanding any other termination provisions, the Company's right to repurchase vested shares shall terminate upon the liquidation or dissolution of the Company.

                Section 13. Rights as a Shareholder. An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any shares covered by this Option until exercise thereof, except that each Optionee shall have the right to receive a copy of the Company's audited financial statements (if available) no later than 120 days following the end of each fiscal year of the Company. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the exercise date, except as expressly provided in Section 10 hereof.

                Section 14. Termination of Options. Each Option granted under the Plan shall set forth a termination date thereof, which date shall be not later than ten years from the date such Option is granted. An Incentive Stock Option shall contain any termination events required by Section 422 of the Code. In any event all Options shall terminate and expire upon the first to occur of the following events:

                        (a) the expiration of three months from the date of an Optionee's termination of employment or service as a Nonemployee Director (other than by reason of death), except that if an Optionee is then disabled (within the meaning of Section 22(e)(3) of the Code), the expiration of one year from the date of such Optionee's termination of employment or service as a Nonemployee Director; or

                        (b) the expiration of one year from the date of the death of an Optionee if his or her death occurs while he or she is, or not later than three months after he or she has ceased to be, employed by or in the service of the Company or any of its subsidiaries in a capacity in which he or she would be eligible to receive grants of Options under the Plan; or

                        (c)      the termination of the Option pursuant to
Section 10 of the Plan.

                The termination of employment or of service as a Nonemployee Director of an Optionee by death or otherwise shall not accelerate or otherwise affect the number of shares with respect to which an Option may be exercised and such Option may only be exercised with respect to that number of shares which could have been purchased under the Option had the Option been exercised by the Optionee on the date of such termination.





                                       7.

                Section 15. Withholding of Taxes. The Company may deduct and withhold from the wages, salary, bonus and other compensation paid by the Company to the Optionee the requisite tax upon the amount of taxable income, if any, recognized by the Optionee in connection with the exercise in whole or in part of any Option or the sale of Common Stock issued to the Optionee upon exercise of the Option, all as may be required from time to time under any federal or state tax laws and regulations. This withholding of tax shall be made from the Company's concurrent or next payment of wages, salary, bonus or other income to the Optionee or by payment to the Company by the Optionee of required withholding tax, as the Option Committee may determine.

                Section 16. Effectiveness and Termination of Plan. The Plan shall be effective on the date on which it is adopted by the Board; provided, however, (a) the Plan shall be approved by the shareholders of the Company within 12 months of such date of adoption by the Board, (b) no Option shall be exercised pursuant to the Plan until the Plan has been approved by the shareholders of the Company, and (c) no Option may be granted hereunder on or after that date which is ten years from the effective date of the Plan. The Plan shall terminate when all Options granted hereunder either have been fully exercised, and all shares of Common Stock which may be purchased pursuant to the exercise of such Options have been so purchased, or have expired; provided, however, that the Board may in its absolute discretion terminate the Plan at any time. Unless earlier terminated by the Board, the Plan shall terminate on that date which is ten years from the effective date of the Plan. No such termination, other than as provided for in Section 10 hereof, shall in any way affect any Option then outstanding.

                Section 17. Amendment of Plan. The Board may (a) make such changes in the terms and conditions of granted Options as it deems advisable, provided each Optionee affected by such change consents thereto, and (b) make such amendments to the Plan as it deems advisable. Such amendments and changes shall include, but not be limited to, acceleration of the time at which an Option may be exercised, but may not, without the written consent or approval of the holders of a majority of that voting stock of the Company which is represented and is entitled to vote at a duly held shareholders' meeting (a) increase the maximum number of shares subject to Options, except pursuant to
Section 10 hereof, or (b) change the designation of the class of employees eligible to receive Incentive Stock Options.





                                       8.

              GOLDEN SYSTEMS, INC. ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 4, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

       The undersigned shareholder of Golden Systems, Inc., a California corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 18, 1997, and hereby appoints Jawahar L. Tandon, Norman Barkeley, R.D. Middlebrook, Ph.D. and Robert Sherburne, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Wednesday, June 4, 1997 at 10:00 a.m., Pacific Time, at the Clarion Hotel, 1775 Madera Road, Simi Valley, California, and at any postponements or adjournments thereof, and to vote all shares of common stock at the Annual Meeting the undersigned would be entitled to vote if personally present, on the matters set forth below:

                 1.       PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

                                  [ ]      For all nominees listed below
                                           (except as indicated).

                                  [ ]      Withhold authority for all nominees
                                           listed below.

                          IF YOU WISH TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE(S), STRIKE A LINE THROUGH HIS OR THEIR NAME(S) IN THE LIST BELOW:


                          Jawahar L. Tandon        R.D. Middlebrook, Ph.D.
                          Harvey A. Marsh          Robert Sherburne
                          Norman Barkeley

                 2.       PROPOSAL NO. 2 -- APPROVAL OF RECAPITALIZATION PLAN

                          Consummation of the Recapitalization Plan is conditioned upon approval of Proposal No. 3.

                          [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

                 3. PROPOSAL NO. 3 -- APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES

                          Approval of Proposal No. 3 is a condition to the consummation of the Recapitalization Plan.

                          [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

                 4. PROPOSAL NO. 4 -- APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

                          Approval of Proposal No. 4 is NOT a condition to the consummation of the Recapitalization Plan or the approval of any other proposal.

                          [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

                 5.       PROPOSAL NO. 5 -- APPROVAL OF THE 1997 STOCK OPTION
                          PLAN

                          Approval of Proposal No. 5 is NOT a condition to the consummation of the Recapitalization Plan or the approval of any other Proposal.

                          [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

                 6. PROPOSAL NO. 6 -- RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS.

                          [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN


                 In their discretion, upon such other matter or matters which may properly come before the meeting or any postponements or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. IF NO CONTRARY OBJECTION IS INDICATED HEREIN, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS. IN PARTICULAR, WITH RESPECT TO THE ELECTION OF DIRECTORS, IF NO CONTRARY OBJECTION IS INDICATED HEREIN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED.


Dated: ___________________________, 1997     __________________________________
                                                   Printed name(s) as shown on
                                                   Stock Certificate

                                             ----------------------------------
                                                                (Signature)
                                             ----------------------------------
                                                                (Signature)

THIS PROXY SHOULD BE MARKED AND SIGNED BY THE SHAREHOLDER(S) EXACTLY AS HIS, HER, THEIR OR ITS NAME APPEARS ON THE STOCK CERTIFICATE AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE. IF SHARES ARE HELD BY TWO PEOPLE (FOR EXAMPLE, AS JOINT TENANTS OR COMMUNITY PROPERTY) BOTH PARTIES SHOULD SIGN.